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Exhibit 10.206

LOAN AND SECURITY AGREEMENT

dated as of September 27, 2004

among

Residential Funding Corporation, a Delaware corporation,
as Lender,

Prospect Medical Holdings, Inc.
and
Prospect Medical Group, Inc.
as Borrowers

and

Prospect Medical Group, Inc.,
as Borrower Agent

and

the parties named hereto as Credit Parties

i

Section 8. Representations and Warranties		34
8.1.	Organization, Authority, etc	34
8.2.	Due Authorization, Non-Contravention, etc	34
8.3.	Governmental and Other Approvals	34
8.4.	Validity, etc	34
8.5.	Litigation, etc	34
8.6.	Conduct of Business	34
8.7.	Credit Party Information, Capitated Contracts, and Transaction Documents	35
8.8.	Compliance with Requirements of Laws, etc	35
8.9.	Tax Matters	36
8.10.	Offsets	36
8.11.	Financial Statements and Projections	36
8.12.	Employee Benefit Plans	36
8.13.	Subsidiaries and Affiliates; Capitalization; Solvency	36
8.14.	Restrictions on Subsidiaries; Security Interests	37
8.15.	Deposit Accounts	37
8.16.	Environmental Matters	37
8.17.	Insurance	38
8.18.	Commercial Tort Claims	38
8.19.	Intellectual Property	38
8.20.	Labor Matters	38
8.21.	Health Care Matters	38
8.22.	No Material Misstatement, etc	40
8.23.	Single Economic Enterprise	40
Section 9. Affirmative and Negative Covenants		41
9.1.	Conduct of Business; Maintenance of Existence	41
9.2.	Compliance with Laws and Contracts	41
9.3.	Payment of Taxes and Claims	41
9.4.	Insurance	41
9.5.	Financial Statements and Other Information	42
9.6.	Merger, Reincorporation and Disposition of Assets	46
9.7.	Restrictions on Liens	47
9.8.	Restrictions on Indebtedness	48
9.9.	Restrictions on Payments	48
9.10.	Transactions with Affiliates	49
9.11.	Compliance with ERISA	49
9.12.	Deposit Accounts	50
9.13.	Inspection of Properties and Books, etc	50
9.14.	Further Assurances	50
9.15.	Restrictions Regarding Collections, etc	50
9.16.	Changes Relating to Material Contracts	51
9.17.	Post-Closing Obligations	51
9.18.	Landlords' Agreements and Bailee Letters	51
9.19.	Capital Stock	51
9.20.	Investments	51
9.21.	Derivative Contracts	51
9.22.	Transfer of Released Cash Collateral	52

Section 10. Financial Covenants of Credit Parties		52
10.1.	Restrictions on Leases, etc	52
10.2.	Capital Expenditures	52
10.3.	Fixed Charge Coverage Ratio	52
10.4.	Senior Debt/EBITDA Ratio	52
10.5.	Minimum Consolidated Net Worth	52
10.6.	Minimum Liquidity	52
10.7.	Financial Covenant Calculations	52
Section 11. Events of Default; Lender's Rights and Remedies		53
11.1.	Events of Default	53
11.2.	Remedies Upon Default	54
11.3.	Disposition of Collateral, etc	56
11.4.	Remedies Cumulative	56
11.5.	Waivers	57
Section 12. Costs and Expenses		57
12.1.	Payment of Fees and Expenses	57
12.2.	Deposit on Termination of Credit Facilities	57
Section 13. Indemnification		58
Section 14. Miscellaneous		59
14.1.	Notices	59
14.2.	Successors and Assigns	60
14.3.	Severability	60
14.4.	Choice of Law	60
14.5.	Waiver of Jury Trial; Consent to Jurisdiction	60
14.6.	Counterparts	61
14.7.	Entire Agreement	61
14.8.	Press Releases	61
14.9.	No Special Damages	61
14.10.	Headings	62
14.11.	Confidentiality	62
Section 15. CROSS-GUARANTY		62
15.1.	Cross-Guaranty	62
15.2.	Waivers by Credit Parties	63
15.3.	Benefit of Guaranty	64
15.4.	Waiver of Subrogation, Etc.	65
15.5.	Election of Remedies	65
15.6.	Limitation	65
15.7.	Contribution with Respect to Guaranty Obligations	65
15.8.	Liability Cumulative	66

Exhibit A—	Supplemental Terms and Conditions
Exhibit B—	Advance Request & Receivables Information Borrowing Certificate
Exhibit C—	Revolving Credit Borrowing Base Certificate
Exhibit D—	Closing Checklist
Exhibit E—	Interest Statement
Exhibit F—	Form of Secretary's/Clerk Certificate
Exhibit G—	Form of Compliance Certificate
Exhibit H—	Financial Covenants Calculation Worksheet
Exhibit I-1—	Form of Revolving Credit Note
Exhibit I-2—	Form of Term Note
Exhibit I-3—	Form of Intercompany Note
Exhibit J—	Form of Assignable Option Agreement
Exhibit K—	Form of Credit Succession Agreement
Schedule 3.2.2(b)	Existing Convertible Stock
Schedule 8.5:	Litigation Matters
Schedule 8.7	Credit Party Information, Capitated Contracts and Transaction Documents
Schedule 8.9:	Tax Matters
Schedule 8.10:	Government And Other Offsets
Schedule 8.12:	ERISA Matters
Schedule 8.13:	Authorized Capital/Outstanding Capital
Schedule 8.15:	Deposit Accounts
Schedule 8.16:	Environmental Matters
Schedule 8.17:	Insurance Policies
Schedule 8.18:	Commercial Tort Claims
Schedule 8.19:	Intellectual Properties
Schedule 8.20:	Labor Matters
Schedule 8.21:	Healthcare Filings
Schedule 9.7:	Existing Liens
Schedule 9.8(b):	Permitted Indebtedness
Schedule 9.10:	Transactions With Affiliates
Schedule 9.17	Post-Closing Obligations
Schedule 10.1:	Leases

        This Loan and Security Agreement is entered into and effective as of September 27, 2004 among Residential Funding Corporation, a Delaware corporation (the "Lender"), Prospect Medical Holdings, Inc., a Delaware corporation ("Holdings"), Prospect Medical Group, Inc., a California professional corporation ("PMG"; and together with Holdings, each a "Borrower" and collectively, the "Borrowers"), PMG, as Borrower Agent (as defined herein) and each of the other Credit Parties (as defined below) from time to time parties hereto. This Loan and Security Agreement, including all Schedules, Exhibits and Attachments hereto, as any of the foregoing may be amended or restated from time to time in accordance with the terms hereof, are referred to collectively herein as this "Agreement."

RECITALS

        Borrowers request that funds in an aggregate principal amount not to exceed Fifteen Million Dollars ($15,000,000) be made available in accordance with the terms of this Agreement for the purpose of (i) the Refinancing (as defined below) and (ii) providing ordinary working capital financing and financing general corporate needs of Borrowers and the other Credit Parties; and for these purposes, Lender is willing to make such funds available up to such amount subject to the terms and conditions set forth herein.

AGREEMENT

Section 1.    Definitions and Rules of Interpretation.

        1.1.    Defined Terms.    Capitalized terms not otherwise defined in the body of this Agreement shall have the meanings set forth in this Section 1.1:

          Acquisition—means the purchase or acquisition by a Credit Party or a Subsidiary of a Credit Party of assets or Stock of any Person, other than purchases of Inventory and equipment in the ordinary course of a Credit Party's business.

          Advance—means any advance of funds made by Lender to Borrowers pursuant to the terms of this Agreement under the Revolving Credit Commitment.

          Advance Rate—means the applicable percentage set forth on Exhibit A hereto, as the "Advance Rate" as determined or adjusted from time to time by Lender pursuant to the terms of this Agreement.

          Advance Request—has the meaning given such term in Section 2.3.

          Affiliate—means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For the purposes of this Agreement and the other Loan Documents, Holdings, the Management Credit Parties and the PMG Credit Parties shall be deemed to be Affiliates of one another.

          AMVI/Prospect—AMVI/Prospect Medial Group, a California general partnership, a/k/a AMVI/Prospect Health Network.

          Asset Sale—means any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (other than the sale of Inventory in the ordinary course of Credit Parties' business) by any Credit Party to any Person other than another Credit Party.

          Assignable Option Agreement—has the meaning given such term in Section 9.16.

          Authorized Officer—means each officer or other Person (including, as applicable, general partner, member or manager) authorized to sign the Loan Documents and other documents and instruments in connection therewith on behalf of Credit Parties, and to act on behalf of Credit Parties under the Loan Documents, as reflected in the incumbency certificate and certified resolutions delivered to Lender pursuant to Section 4.1(b) and as updated from time to time pursuant to Compliance Certificates delivered by Credit Parties to Lender pursuant to Section 9.5(a).

          Availability Reserves—means such reserves to the Revolving Credit Borrowing Base as the Lender determines from time to time in its reasonable discretion are necessary or appropriate, which reserves may relate to the assets used to determine the Revolving Credit Borrowing Base (including, without limitation, cancellation or non-renewal of any Capitated Contract or any adjustment in the per-patient price or rate of payment under any Capitated Contract or any adjustment, offset or deduction in respect of Capitated Contract Rights for retroactive additions and/or deletions of patients covered by Capitated Contracts), negative forecasts and/or trends in Credit Parties' and/or AMVI/Prospect's business, industry, prospects, profits, operations or financial condition, or to any other assets, liabilities or other matter or circumstance deemed appropriate by the Lender in its reasonable discretion, including, without limitation, reserves for rental obligations for the leased premises located at 60830 Bristol Parkway, Suite 100, Culver City, California 90230 for which Lender has not received a Landlord Waiver.

          Bankruptcy Code—means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended or supplemented from time to time, or any successor statute, and any and all rules and regulations issued or promulgated in connection therewith.

          Books and Records—means any and all presently existing and hereafter acquired or created books and records of Credit Parties respecting Credit Parties' business, including without limitation all records (including maintenance and warranty records), ledgers, computer programs, software, disc or tape files, printouts, runs, and other computer prepared information indicating, summarizing, or evidencing the Collateral or that is otherwise used to access and process the Collateral (excluding therefrom any individual patient's medical charts and records which are not owned by any Credit Party).

          Borrower(s)—has the meaning given such term in the preamble of this Agreement.

          Borrower Agent—has the meaning set forth in Section 2.10.

          Business Associate Agreement—means a business associate agreement executed and delivered by one or more Credit Parties and Lender or Servicing Agent, as the case may be, in form and substance satisfactory to Lender.

          Business Day—means each day which is not a day on which banking institutions in the city of Portland, Oregon or Minneapolis, Minnesota are authorized or obligated by law or executive order to close.

          Capital Expenditures—means, for any Person, for any measurement period, all expenditures capitalized as capital expenditures for such period under GAAP as property, plant and/or equipment or similar fixed asset accounts, including the principal portion of Capital Lease obligations. The amount of Capital Expenditures during any relevant measurement period shall be deemed to be the total of (i) the amount capitalized as capital expenditures for such period under GAAP as property, plant and/or equipment or similar fixed asset accounts, including the principal portion of capital lease obligations, plus (ii) deposits made in the period in connection with property, plant, and/or equipment, minus (iii) deposits of a prior period included above; minus (iv) the portion of the amount of capital expenditures financed under Capital Leases, with equity investments or with other Indebtedness (but excluding therefrom Advances under the Revolving Credit for such purposes).

          Capitalized Lease—means any lease of property (real, personal or mixed) which in accordance with GAAP, should be capitalized on the lessee's balance sheet or for which the amount of the asset and liability thereunder as if so capitalized should be disclosed in a note to such balance sheet.

          Capitated Contracts—means all of Credit Parties' contracts whether presently existing or hereafter executed between Credit Parties and various health maintenance organizations and all proceeds therefrom. A list of all Capitated Contracts in effect on the Closing Date is attached as Schedule 8.7.

          Capitated Contract Rights—means all of Credit Parties rights to payment of any kind arising from or out of Capitated Contracts or any other contracts or rights to payment from health service contracts whether presently existing or hereafter executed between Credit Parties and various health maintenance organizations.

          Cash Equivalents—means any Investment in (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) commercial paper rated at least A-1 by Standard & Poor's Rating Group and P-1 by Moody's Investors Service, Inc., (iii) time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any State thereof and has capital, surplus and undivided profits aggregating at least $500,000,000 and which issues (or the holding company of which issues) certificates of deposit or commercial paper with a rating described in clause (ii) above, (iv) repurchase agreements with respect to securities described in clause (i) above entered into with an office of a bank or trust company meeting the criteria specified in clause (iii) above, provided in each case that such Investment matures within one year from the date of acquisition thereof, or (v) any money market or mutual fund that invests only in the foregoing and rated at least AA by Standard & Poor's Rating Group and Aa by Moody's Investors Service, Inc.

          Casualty Event—means, with respect to any property (including any real property) of any Person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such Person or any of its Subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. "Casualty Event" shall include but not be limited to any taking of all or any part of any real property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any Person or any part thereof by any Governmental Authority, civil or military.

          Change of Control means any event, transaction or occurrence as a result of which:

    a.
    (i) Any Person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) (other than any of the owners of Capital Stock of Holdings on the Closing Date) becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than twenty percent (20%) of the Voting Stock (based on voting power, in the event different classes of stock shall have different voting powers) of Holdings, (ii) such Person or group shall otherwise obtain the power to control the election of a majority of the Board of Directors of Holdings, or (iii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election by the Board of Directors of Holdings or whose nomination for election by the stockholders of Holdings was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office,

    b.
    Holdings shall cease to own and control all of the economic and voting rights associated with ownership of 100% of the outstanding capital Stock having voting rights of all classes of PMS or SMM on a fully diluted basis,

    c.
    PMS shall cease to own and control all of the economic and voting rights associated with ownership of 100% of the outstanding capital Stock having voting rights of all classes of PHR, on a fully diluted basis,

    d.
    Jacob Y. Terner, M.D. shall cease to own and control all of the economic and voting rights associated with ownership of 100% of the outstanding capital Stock having voting rights of all classes of PMG on a fully diluted basis, except that, if Jacob Y. Terner, M.D. shall cease to own and control such capital Stock by reason of death, a Change of Control under this clause (d) shall not be deemed to have occurred if Jacob Y. Terner, M.D. is replaced by another owner and controlling shareholder of such capital Stock reasonably acceptable to Lender within sixty (60) days.

    e.
    PMG ceases to own and control all of the economic and voting rights associated with ownership of one hundred percent (100%) of the outstanding capital Stock of all classes of each PMG Credit Party on a fully diluted basis (except with respect to Nuestra Familia Medical Group, Inc., a California professional corporation, in which case a Change of Control shall have occurred if PMG ceases to own and control all of the economic and voting rights associated with ownership of fifty five percent (55%) of the outstanding capital Stock of all classes of Nuestra Familia Medical Group, Inc. on a fully diluted basis).

    f.
    Jacob Y. Terner, M.D., shall fail for any reason to serve actively in the day to day management of Credit Parties, whether by reason of death, disability, resignation, action by the Board of Directors or shareholders of Credit Parties, or otherwise, and is not replaced by an individual reasonably acceptable to Lender within sixty (60) days.

          Charges—means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party; (d) any Credit Party's ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party's business.

          Closing Checklist—means the Closing Checklist attached hereto as Exhibit D.

          Closing Date—means the date on which each of the conditions set forth in Section 4.1 hereof are satisfied and Lender funds the initial Loan(s) hereunder.

          Code—means the Internal Revenue Code of 1986, as amended, including any rules or regulations issued in connection therewith.

          Collateral—means all property in which any Credit Party grants a security interest to Lender to secure the Obligations, including, without limitation, all of the following with respect to each of Credit Parties, whether now owned or hereafter acquired or arising, and wherever located:

            (a)   All "accounts" including all "health-care insurance receivables" (as such terms are defined in the UCC) and all other forms of obligations owing to any Credit Party arising out of the provision of services or the sale, lease, license or assignment of goods or other property, including all Receivables (including, without limitation, all Capitated Contract Rights) and all Collections and other payments and proceeds with regard thereto, and further including, without limitation, all payment intangibles, any disproportionate share settlements, risk share settlements, cost report settlements, capitation settlement payments or other distributions to any Credit Parties related to the Collateral or any portion thereof or any related contracts;

            (b)   All "chattel paper" (as such term is defined in the UCC) whether tangible or electronic;

            (c)   All commercial tort claims (as such term is defined in the UCC) described in Schedule 8.18;

            (d)   All computer hardware and software and all rights with respect thereto, including, without limitation, any and all licenses, options, warranties, service contracts, program services, test rights, maintenance rights, support rights, improvement rights, renewal rights and indemnifications, and any substitutions, replacements, additions or model conversions of any of the foregoing;

            (e)   All Deposit Accounts and all rights with respect thereto, including, without limitation, any and all rights under deposit agreements, lockbox agreements, servicing and similar agreements relative thereto;

            (f)    All "documents" and "instruments" (as such terms are defined in the UCC) including promissory notes;

            (g)   All "goods" including Inventory, "equipment," "fixtures" (as such terms are defined in the UCC) together with all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor);

            (h)   All "general intangibles," including all "payment intangibles," (as such terms are defined in the UCC), any disproportionate share settlements, risk share settlements, cost report settlements, capitation settlement payments or other distributions to any Credit Party related to the Collateral or any portion thereof or the related contracts, all trademarks, trademark applications and registrations, as well as all copyrights, trade names, patents, service marks and other intellectual property, all associated good will and the right to sue for past, present and future infringement thereof throughout the world;

            (i)    All "investment property" (as such term is defined in the UCC);

            (j)    All licenses, Permits and governmental authorizations, including all operating and medical licenses and permits, including any certificates of need, provider contracts, general certificates and other similar type authorizations;

            (k)   All "letter-of-credit rights" (as such term is defined in the UCC) whether or not the letter of credit is evidenced by a writing;

            (l)    To the extent not prohibited by the applicable Health Care Laws, all customer lists and Patient Lists;

            (m)  To the extent not prohibited by the applicable Health Care Laws, all Books and Records;

            (n)   All money, cash and cash equivalents; and

            (o)   To the extent not otherwise included, all "proceeds" (as defined in the UCC), tort claims, insurance claims, "supporting obligations" (as defined in the UCC) and other rights to payments not otherwise included in the foregoing and products of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing.

          Collateral Assignment of Transaction Documents (PHR)—means the Collateral Assignment of Transaction Documents in favor of Lender executed by PHR and consented to by the applicable PMG Credit Parties, dated as of the Closing Date, as such agreement may be amended, restated or otherwise modified from time to time.

          Collateral Assignment of Transaction Documents (PMS)—means the Collateral Assignment of Transaction Documents in favor of Lender executed by PMS and consented to by the applicable PMG Credit Parties, dated as of the Closing Date, as such agreement may be amended, restated or otherwise modified from time to time.

          Collateral Assignment of Transaction Documents (SMM)—means the Collateral Assignment of Transaction Documents in favor of Lender executed by SMM and consented to by the applicable PMG Credit Parties, dated as of the Closing Date, as such agreement may be amended, restated or otherwise modified from time to time.

          Collateral Assignments of Transaction Documents—means, collectively, the Collateral Assignment of Transaction Documents (PMS), the Collateral Assignment of Transaction Documents (SMM) and the Collateral Assignment of Transaction Documents (PHR).

          Collections—means all funds received from or on behalf of Obligors in payment of any amount owed with respect to Receivables.

          Commitments—means the sum of (i) the Revolving Credit Commitment plus (ii) the Term Loan Commitment.

          Concentration Account—means Account No. 4121044523 maintained with Wells Fargo Bank, into which all Collections shall be deposited or transferred, and which shall be subject to a Control Agreement in favor of Lender in form and substance satisfactory to Lender.

          Consolidated or consolidated—means, with reference to any term defined herein, that term as applied to the PMG Credit Parties, Holdings and its Subsidiaries, consolidated in accordance with GAAP.

          Consolidated Net Worth—has the meaning given such term in Section 10.5.

          Control Agreement—means an agreement which satisfies the requirements of "control" in favor of Lender over a Deposit Account, investment property, electronic chattel paper or letter-of-credit rights, within the meaning of the UCC on terms and conditions satisfactory to the Lender.

          Copyrights—means all of the following now owned or hereafter acquired by any Credit Party: (a) all copyrights and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

          Credit Party—means any Borrower or Guarantor and "Credit Parties" means, collectively, the Borrowers and the Guarantors.

          Credit Party Intercompany Indebtedness—means any Intercompany Indebtedness owing to any Credit Party by any other Credit Party.

          Credit Succession Agreement—means the Credit Succession Agreement, dated as of the Closing Date, among Credit Parties and Jacob Y. Terner, M.D., in the form attached hereto as Exhibit K as such agreement may be amended, restated or otherwise modified from time to time.

          Default—means any event specified in Section 11.1 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has been satisfied.

          Deposit Account—means any demand, lockbox, time, savings, passbook or similar account now or hereafter maintained by or for the benefit of a Credit Party, with an organization that is engaged in the business of banking (including, without limitation, banks, savings banks, savings and loan associations, credit unions and trust companies), and all funds and amounts therein, whether or not restricted or designated for a particular purpose, including without limitation, all Lockbox Accounts, and all "deposit accounts" as defined in the UCC.

          Early Termination Fee—has the meaning given such term in Exhibit A.

          EBITDA—means Net Income (or loss) for the period of Credit Parties and their Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person (other than Subsidiaries of any Credit Party) in which any Credit Party or any of its Subsidiaries have an ownership interest unless received by any Credit Party or its Subsidiaries in a cash distribution, and (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of any Credit Party or it merged into or consolidated with any Credit Party plus (i) any provision for (or less any benefit from) income and franchise taxes included in the determination of net income; plus (ii) interest expense deducted in the determination of Net Income; plus (iii) amortization and depreciation deducted in determining Net Income; plus (iv) losses (or less gains) from dispositions of capital assets (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities) or other non-cash items included in the determination of Net Income; plus (v) extraordinary losses (or less gains) as defined under GAAP net of related tax effects included in the determination of Net Income.

          Employee Benefit Plan—means an employee benefit plan within the meaning of ERISA maintained or contributed to by a Credit Party or any ERISA Affiliate.

          Environmental Laws—means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

          ERISA—means the Employee Retirement Income Security Act of 1974, as amended, including any rules or regulations issued in connection therewith.

          ERISA Affiliate—means any Person, including, without limitation, any trade or business (whether or not incorporated), which is treated along with a Credit Party as a member of a controlled group or under common control under Section 4001(a)(M) of ERISA or as a single employer with a Credit Party under Section 414 of the Code.

          Event of Default—has the meaning given such term in Section 11.1.

          Fees and Expenses—means all present and future fees, costs, charges, expenses and other amounts (excluding the principal of and interest on the Loans) payable by or to be reimbursed by Credit Parties to Lender hereunder and/or under the other Loan Documents. "Fees and Expenses" shall include, without limitation, (i) all of the fees and other amounts described in Exhibit A as payable by Credit Parties to Lender, including (as applicable), facility origination fees, unused facility fees, overadvance fees, servicing fees, facility fees, electronic interface fees, collection clearance days, wire transfer fees, audit fees, renewal fees, Early Termination Fees and any amendment or waiver fees, (ii) the costs of title searches and title insurance policies, surveys, appraisals, lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (iii) fees and taxes imposed in connection with the filing of any financing statements, mortgages or other real or personal property security documents, (iv) all expenses, costs and fees incurred by the Lender in connection with any action taken under Section 11hereof, including all costs and expenses incurred in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the Lender's rights under the Loan Documents, and (v) all obligations of Credit Parties to reimburse and indemnify Lender for costs, expenses and other amounts incurred by Lender under the Loan Documents.

          Fee-For-Service Receivables—means Receivables other than Capitated Contract Rights.

          Fiscal Year End—means September 30, the last day of Credit Parties' fiscal year.

          Fixed Charge Coverage Ratio—means EBITDA minus Capital Expenditures divided by Fixed Charges.

          Fixed Charges—means for any period, and each calculated for such period (without duplication) the sum of (a) cash interest expense of the Credit Parties; (b) scheduled payments of principal with respect to all Indebtedness of the Credit Parties (whether or not such payments are actually made); and (c) aggregate cash payments for federal, state, local and other income taxes for such period.

          GAAP—means generally accepted accounting principles in the United States of America, consistently applied, which are in effect as of the date of this Agreement. If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants, standards or terms so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Credit Parties shall be the same after such changes as if such changes had not been made.

          Governing Documents—means the certificate of formation, articles or certificate of incorporation, by-laws, articles or certificate of organization, operating agreement, or other organizational or governing documents of any Person.

          Governmental Authority—means any federal, state, local or other governmental department, commission, board, bureau, agency, central bank, court, tribunal or other instrumentality or authority or subdivision thereof, domestic or foreign, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          Governmental Receivables—means a Receivable that is payable by any of the following Obligors: the United States, any individual state, any political subdivision of a state, any agency or instrumentality of the United States or any individual state. Governmental Receivables include any claims with respect to Medicare or Medicaid programs or claims owing under any other program established by federal or state law which provides for payments for healthcare goods or services to be made to the providers of such goods or services.

          Guarantor—means any Person who or which executes a Guaranty or similar agreement in favor of Lender.

          Guaranty—means the guaranty provided in Section 15 hereof and any other guaranty executed by any Person in favor of Lender with respect to the Obligations, in form and substance satisfactory to Lender.

          Hazardous Substance—means (i) any "hazardous substance", as defined by CERCLA, (ii) any "hazardous waste", as defined by RCRA, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance regulated by any Environmental Laws.

          Health Care Laws—means (i) any and all federal, state and local fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), the Stark Law (42 U.S.C. § 1395nn and §1395(q)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes; (ii) the federal Food, Drug & Cosmetic Act (21 U.S.C. §§ 301 et seq.) and the regulations promulgated thereunder, (iii) the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the regulations promulgated thereunder, (iv) Medicare (Title XVIII of the Social Security Act) and the regulations promulgated thereunder; (v) Medicaid (Title XIX of the Social Security Act) and the regulations promulgated thereunder; (vi) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173) and the regulations promulgated thereunder; (vii) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (viii) Requirements of Law relating to the ownership or operation of a health care facility or business, or assets used in connection therewith, (ix) Requirements of Law relating to the billing or submission of claims, collection of accounts receivable, underwriting the cost of, or provision of management or administrative services in connection with, any and all of the foregoing, by any Credit Party and its Subsidiaries, including, but not limited to, laws and regulations relating to practice of medicine and other health care professions, professional fee splitting, tax-exempt organization and charitable trust law applicable to health care organizations, certificates of need, certificates of operations and authority, and (x) any and all other applicable health care laws, regulations, manual provisions, policies and administrative guidance, each of (i) through (x) as may be amended from time to time.

          Healthcare Service Plan License—means a license issued by the California Department of Corporation or the corresponding agency of another state and/or any other applicable or successor state agency or body, certifying that a Credit Party is qualified to operate as a health service plan under applicable law.

          Holdings—has the meaning given to such term in the preamble of this Agreement.

          Indebtedness—means any and all obligations, contingent and otherwise, that in accordance with GAAP should be capitalized upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including, in any event and whether or not so classified: (i) all indebtedness for or in respect of money borrowed; (ii) all obligations in respect of Capitalized Leases; (iii) all obligations evidenced by bonds, debentures, notes, or other similar instruments; (iv) all obligations for the deferred purchase price of property or services (including trade obligations but excluding accounts payable to trade creditors for goods or services which are not aged more than ninety (90) days from the billing date and current operating liabilities (other than for borrowed money) which are not more than ninety (90) days past due, in each case incurred in the ordinary course of business, as presently conducted, and paid within the specified time, unless contested in good faith by appropriate proceedings (if applicable)); (v) current liabilities in respect of unfunded vested benefits under any ERISA plan; (vi) outstanding obligations under letters of credit; (vii) outstanding obligations under acceptance facilities; (viii) obligations under all guaranties, endorsements (other than for collection or deposits in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, or supply funds to invest in any other Person, or otherwise to assure a creditor against loss; (ix) outstanding obligations secured by any Lien on any asset of such Person, whether or not such obligations have been assumed; (x) interest rate swaps and (xi) all obligations owing in respect of Medicare and/or Medicaid.

          Insolvency Proceeding—means any proceeding commenced by or against any Person, under any provision of the Bankruptcy Code, or under any other bankruptcy, insolvency or receivership law, including, but not limited to, assignments for the benefit of creditors, formal or informal moratoriums, compositions, receiverships, readjustments of debt, dissolutions, liquidations, or extensions with some or all creditors.

          Intellectual Property—means any and all Patents, Copyrights, Trademarks and all licenses thereof and all trade secrets and customer lists.

          Intercompany Indebtedness—means any Indebtedness owed by (a) any Credit Party, any Affiliate, or any equity holder of any Credit Party or Affiliate to (b) any Credit Party, any Affiliate, or any equity holder of any Credit Party or Affiliate; provided, that amounts owing by any PMG Credit Party under any Management Agreement shall not be deemed to be Intercompany Indebtedness as long as such amounts do not constitute Indebtedness for money borrowed by such PMG Credit Party from any other Credit Party.

          Intercompany Note—means the Intercompany Note evidencing the Credit Party Intercompany Indebtedness in the form attached as Exhibit I-3.

          Interest Expense—means, with respect to any Person for any period, interest expense (whether cash or non-cash) of such Person less any interest income of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Indebtedness of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

          Interest Statement—has the meaning given such term in Section 2.7.

          Inventory—means all present and hereafter acquired inventory (as defined in the UCC), and including, without limitation, all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping same in all stages of production (from raw materials through work-in-process to finished goods) and all proceeds thereof of whatever sort.

          Investment—means any investment in any Person, whether by means of acquiring or holding securities, capital contribution, loan, advance, extension of credit, guarantee, deposit or otherwise, but excluding any Receivable arising in the ordinary course of business.

          Knowledge—see Section 1.2(e).

          Landlord Waiver—means a landlord waiver, in form and substance reasonably acceptable to Lender, that provide, among other things, for a waiver of any landlord or contractual lien rights that a lessor may have with respect to personal property located at premises leased by any Credit Party.

          Lender—means Residential Funding Corporation, and any other Person who becomes an assignee of any rights and obligations of the Lender hereunder.

          Lien—means any lien, encumbrance, mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement or other preferential arrangement, or charge (including, any conditional sale or other title retention agreement, or finance lease) of any kind.

          Liquidity—has the meaning given such term in Section 10.6.

          Loan—means each Advance made by Lender to any Borrower under the Revolving Credit and the Term Loan made by Lender to any Borrower pursuant to this Agreement.

          Loan Availability—means the lesser of (A)(i) the Revolving Credit Borrowing Base minus (ii) the sum of the Revolving Credit Balance then outstanding plus the principal balance of the Term Loan then outstanding, or (B) the Revolving Credit Commitment.

          Loan Documents—means this Agreement, the Notes, the Pledge Agreements, the Collateral Assignments of Transaction Documents, the Credit Succession Agreement, the Subordination Agreement, the Offset Agreement, and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, the Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, lockbox agreements, control agreements, servicing agreements, financing statements, intercreditor and/or subordination agreements, and all other agreements, instruments, documents and other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to the Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

          Lockbox and/or Lockbox Account—means any lockbox or deposit account into which Collections are to be deposited pursuant to Section 5, including, without limitation, the Concentration Account.

          Lockbox Bank—means Wells Fargo Bank, N.A. or any other depository institution or institutions, the deposit accounts of which are insured by the Federal Deposit Insurance Corporation or its successors, which other institutions shall have been approved in writing by Lender.

          Management Agreements—means (i) the Amended and Restated Management Services Agreement, dated as of September 15, 1998, between PMS and PMG, as amended by the Amendment to Management Services Agreement dated as of October 1, 1998 and as in effect on the Closing Date, (ii) the Management Agreement, dated as of January 1, 2003, between PHR an APAC Medical Group, Inc., d/b/a Gateway Physicians Medical Associates, Inc., a California professional association, as amended by the Amendment to Management Agreement effective February 1, 2004, between Pinnacle Health Resources and APAC Medical Group, Inc., dba Gateway Physicians Medical Associates, Inc., and as in effect on the Closing Date, (iii) the Management Services Agreement, dated as of August 1, 1999, between PMS and Nuestra Familia Medical Group, a California professional corporation, as in effect on the Closing Date, (iv) the Management Services Agreement, dated as of January 1, 2001, between PMS and Prospect Health Source Medical Group, Inc., a California professional corporation, as amended by the Amendment to Management Services Agreement, dated as of November 1, 2002 and as in effect on the Closing Date, (v) the Management Services Agreement, dated as of October 1, 2003, between PMS and Prospect Professional Care Medical Group, Inc., a California professional corporation, as in effect no the Closing Date, (vi) the Management Services Agreement, dated as of March 31, 2004, between PMS and Prospect NWOC Medical Group, Inc., a California professional corporation, as in effect on the Closing Date, (vii) the Second Amended and Restated Management Services Agreement, dated as of September 15, 1998, between SMM and Sierra Primary Care Medical Group, Inc., a California professional corporation, as amended by the Amendment to Management Services Agreement, dated as of October 1, 1998 and as in effect on the Closing Date, (viii) the Amended and Restated Management Services Agreement, dated as of September 15, 1998, between SMM and Pegasus Medical Group, Inc., a California professional corporation, as amended by the Amendment to Management Services Agreement, dated as of October 1, 1998 and as in effect on the Closing Date, (ix) the Management Agreement, dated as of January 1, 2003, between PHR and StarCare Medical Group, Inc., d/b/a Gateway Medical Group, Inc., a California corporation, as amended by the Amendment to Management Agreement effective February 1, 2004, between Pinnacle Health Resources and StarCare Medical Group, Inc., dba Gateway Medical Group, Inc., and as in effect on the Closing Date, (x) the Management Services Agreement dated as of July 14, 1997, between PMS and Santa Ana/Tustin Physicians Group, Inc., a California professional corporation, as in effect on the Closing Date, (xi) Management Services Agreement effective as of May 19, 2003, between SMM and Antelope Valley Medical Associates, Inc., a California professional corporation, as in effect on the Closing Date, (xii) Management Services Agreement, dated as of July 1, 1999, between PMS and AMVI/Prospect Medical Group, a California professional partnership, as in effect on the Closing Date, and (xiii) any other management services agreement entered into after the Closing Date between any Management Credit Party and any PMG Credit Party under which such Management Credit Party agrees to provide management services to such PMG Credit Party that is approved by Lender in advance and in writing.

          Management Credit Party—means PMS, PHR, SMM and any other Subsidiary of Holdings which becomes a Credit Party under this Agreement and provides management services to any PMG Credit Party.

          Material Adverse Effect—means a material adverse effect on (i) the business, assets, condition (financial or otherwise) or results of operations of all or any of the Credit Parties taken as a whole; (ii) the ability of all or any of the Credit Parties to perform their obligations under this Agreement and the other Loan Documents (including, without limitation, repayment of the Obligations as they come due); (iii) the validity or enforceability of this Agreement, the other Loan Documents, or the rights or remedies of Lender hereunder and thereunder (including, without limitation, the ability of Lender to enforce any Obligations or realize upon any of the Collateral); (iv) the value of the Collateral; or (v) the priority of Lender's Liens with respect to the Collateral.

          Material Insurance Claim—means a right to payment or reimbursement under an insurance or indemnity contract or policy for any loss or other casualty which: (a) results in damage to the Collateral in excess of $50,000; (b) relates to any larceny, embezzlement, or criminal misappropriation of any proceeds of Receivables; (c) relates to any alleged business interruption in excess of $50,000; or (d) otherwise would have a Material Adverse Effect.

          Maturity Date—means the earlier to occur of (a) the Revolving Credit Maturity Date, (b) the date set forth opposite the words "Maturity Date" on Exhibit A hereto, which shall be the date on which all Obligations shall be due and payable and (c) the date on which all Obligations shall have become due and owing under Section 11.2(a) hereof.

          Medicaid—means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et. Seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders, guidelines or requirements (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

          Medicare—means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. §§ 1396 et. Seq.) and any statutes succeeding thereto, and all laws, rules, regulations, manuals, orders or guidelines (whether or not having the force of law) pertaining to such program, in each case as the same may be amended, supplemented or otherwise modified from time to time.

          Multiemployer Plan—means any multiemployer plan within the meaning of ERISA maintained or contributed to by any Credit Party or any ERISA Affiliate.

          Net Income—means, with respect to any Person, the net income, after deduction of all expenses, taxes and other proper charges, determined in accordance with GAAP.

          Notes—means the Revolving Credit Note and the Term Note.

          Obligations—means all Loans, debts, extensions of credit, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding letters of credit, premiums, liabilities (including all amounts charged to Borrowers' Revolving Credit Balance pursuant hereto), obligations, Fees and Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), costs of collection (including reasonable professionals' fees and expenses), lease payments, guaranties, covenants, and duties owing by Credit Parties to Lender of any kind and description (whether pursuant to or evidenced by the Loan Documents or any other agreement between Lender and any Credit Party, or otherwise, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Credit Parties to others that Lender may have obtained by assignment or otherwise.

          Obligor —means any Person that is obligated to make payment with respect to any Capitated Contract or other Receivables.

          Obligor Notice—means a written notice by any Credit Party to an Obligor in form and substance satisfactory to Lender which, among other things, shall direct such Obligor to make payments of Collections directly to an applicable Lockbox (or in the case of payments by wire transfer, the applicable Lockbox Account), and mail all RA/EOBs directly to the applicable Lockbox.

          Offset—means any amount, including any overpayment made to a Credit Party or any Affiliate, with respect to any Obligor that is to be repaid by offset against amounts then due to such Credit Party by such Obligor. Offsets shall include any amounts constituting penalties or assessments due to any state or federal tax authorities, amounts deemed by any Obligor to be recoupments, inter-agency or inter-creditor offsets and recoupments and any other amounts withheld or paid to any person or entity other than Lender to offset against any purported liability of the Credit Party.

          Offset Agreement—means that certain Guaranty Inducement and Offset Agreement dated as of the Closing Date among the Credit Parties named therein and Lender, as amended, restated, supplemented or modified from time to time.

          Operating Account—means Borrower Agent's operating bank account designated to Lender in writing.

          Patents—means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

          Patient Lists—means all records, documents, lists, electronic media or any other method of recordation that shows in any way any Person to whom Credit Parties supply medical services, medication, medical supplies, or professional services, the name and mailing address of such Person, a complete and accurate description of the medical services, medication, medical supply item or professional service that is supplied to such Person, the physician at whose direction such medical services, medication, medical supply or professional service is delivered, and all other information Credit Parties use in the course of Credit Parties' ordinary course of business to supply such Person with medical services, medication, medical supplies or professional service.

          Permits—means any permit, approval, authorization, license, registration, certification, certificate of authority, variance, permission, franchise, qualification, order, filing or consent required from a Governmental Authority or other Person under an applicable Requirement of Law.

          Permitted Liens—has the meaning set forth in Section 9.7.

          Permitted Other Indebtedness—has the meaning set forth in Section 9.8(b).

          Person—means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          PHR—means Pinnacle Health Resources, a California corporation.

          Pledge Agreements—means (i) the Pledge Agreement, dated as of the Closing Date, executed in favor of Lender by Holdings, pledging the Stock in SMM and PMS, (ii) the Pledge Agreement dated as of the Closing Date, executed in favor of Lender by PMS, pledging the Stock in PHR, (iii) the Pledge Agreement, dated as of the Closing Date, executed in favor of Lender by Jacob Y. Terner, pledging the Stock in PMG, and (iv) the Pledge Agreement, dated as of the Closing Date, executed in favor of Lender by PMG, pledging the Stock in each other PMG Credit Party, as each such agreement may be amended, restated or otherwise modified from time to time.

          PMG—has the meaning given to such term in the preamble of this Agreement.

          PMG Credit Parties—means PMG, Sierra Primary Care Medical Group, a Medical Corporation, a California professional corporation, Santa Ana/Tustin Physicians Group, Inc., a California professional corporation, Pegasus Medical Group, Inc., a California professional corporation, Antelope Valley Medical Associates, Inc., a California professional corporation, Nuestra Familia Medical Group, Inc., a California professional corporation, Prospect Health Source Medical Group, Inc., a California professional corporation, Prospect Professional Care Medical Group, Inc., a California professional corporation, Prospect NWOC Medical Group, Inc., a California professional corporation, APAC Medical Group, Inc., a California professional corporation, StarCare Medical Group, Inc., a California professional corporation, and any other Subsidiary of PMG which may hereafter be joined as a Credit Party under this Agreement on terms and conditions and pursuant to documentation in form and substance satisfactory to Lender.

          PMS—means Prospect Medical Systems, Inc., a Delaware corporation.

          Prime Rate—means the current Prime Rate publicly announced by Wells Fargo Bank, N.A. ("Wells Fargo"), at its principal office in San Francisco, California as its prime rate, with the understanding that the prime rate is one of the Wells Fargo base rates (not necessary the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal or publications as Wells Fargo may designate.

          RA/EOB—means any remittance advices or explanation of benefits prepared by an Obligor for the benefit of a Credit Party detailing the amounts paid on any Fee-For-Service Receivable.

          Receivables—means any right to payment, whether constituting an account, chattel paper, instrument, general intangible, payment intangible or health-care insurance receivable, Capitated Contract Rights, Fee-For-Service Receivable, Governmental Receivable or otherwise, arising from the sale, rental or lease of healthcare goods or equipment, or the provision of services and any ancillary sales, including all rights and remedies to payment relating thereto, together with any and all proceeds in any way derived, directly or indirectly therefrom. The term "Receivables" shall include amounts due under capitation and similar agreements, amounts due any Credit Party for cost adjustments or undercharges for prior services, amounts due as any part of a disproportionate share or risk share payment, workmen's compensation claims, and any other claims to payment held by any Credit Party.

          Receivables Information—means the information regarding Receivables which is to be submitted by Credit Parties pursuant to Section 2.2 of this Agreement, which information shall include such documentation, data or other information as may be specified by Lender from time to time.

          Refinancing—means the repayment in full of all of the indebtedness, obligations and liabilities of Credit Parties to Comerica Bank (f/k/a Imperial Bank) under and pursuant to Amended and Restated Revolving Credit Agreement, dated as of July 3, 1999, between Holdings and Comerica Bank—California, successor-by-merger to Imperial Bank (as amended or otherwise modified from time to time).

          Related Transaction Documents—means the Loan Documents, the documents evidencing the Refinancing and all other agreements executed in connection with the Related Transactions.

          Related Transactions—means the initial borrowing of the Loans on the Closing Date, the Refinancing and the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transaction Documents.

          Requirements of Law—means, as to any Person, the Governing Documents of such Person, and any law, ordinance, policy, manual provision, guidance, principle of common law, statute, rule or regulation, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its assets or to which such Person or any of its assets is subject including, without limitation, the Securities Act, the Securities Exchange Act, Regulations T, U and X of the Federal Reserve Board, ERISA, the Fair Labor Standards Act, the

  Worker Adjustment and Retraining Notification Act, Americans with Disabilities Act of 1990, the Social Security Act, any Health Care Law, Environmental Law, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or environmental, labor, employment, occupational safety or health law, rule or regulation, including Environmental, Health or Safety Laws (including, without limitation, those applicable to the disposal of medical waste).

          Revolving Credit—means the revolving credit facility to be made available by Lender to Borrowers pursuant to Section 2.1 hereof.

          Revolving Credit Balance—means the sum of all outstanding Advances plus any interest, Fees and Expenses or other amounts due Lender under this Agreement and the other Loan Documents which Lender has elected to charge to the Revolving Loans.

          Revolving Credit Borrowing Base—means (a) the amount, as determined from time to time by Lender equal to:

    (A)
    the lesser of

      (i) the product of (x) the amount of cash proceeds solely in respect of Capitated Contract Rights received by the Credit Parties in the immediately preceding two collection month period multiplied by (y) the Advance Rate

      or

      (ii) the sum of the Revolving Credit Commitment plus the principal balance of the Term Loan then outstanding;

    minus

    (B)
    the Availability Reserves.

          Revolving Credit Borrowing Base Certificate—has the meaning given to such term in Section 2.4.

          Revolving Credit Commitment—means the maximum commitment amount, in the initial amount set forth in and as may be adjusted in accordance with Exhibit A, for the Advances to be made under this Agreement.

          Revolving Credit Maturity Date—means the earlier to occur of (i) the date on set forth on Exhibit A hereto opposite the term "Revolving Credit Maturity Date" which shall be the date on which Lender's commitment to make Advances shall terminate and the entire outstanding Revolving Credit Balance shall be due and payable, and (ii) the date on which all Obligations in respect of the Revolving Credit shall have become due and owing under Section 11.2(a) hereof.

          Revolving Credit Note—means the Revolving Credit Note issued to the Lender to evidence Revolving Loans in the form attached as Exhibit I-1.

          Revolving Loans—means the revolving loans to be made to Borrowers pursuant to the terms of Section 2.1 hereof.

          Senior Debt—means as of any date, the sum of (i) the outstanding balance of the Loans; plus (ii) all interest, fees and any other amounts due and owing in respect of the Obligations.

          Senior Debt/EBITDA Ratio—means with respect to Credit Parties and their Subsidiaries for any period, the ratio of Credit Parties' (a) Senior Debt to (b) EBITDA.

          Servicing Agent—has the meaning set forth in Section 7.3.

          SMM—Sierra Medical Management, Inc., a Delaware corporation.

          Solvent—means, with respect to any Person on the date any determination thereof is to be made, that on such date: (a) the present fair valuation of the assets of such Person is greater than such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction. For purposes of this definition (i) the fair valuation of any assets means the amount realizable within a reasonable time, either through collection or sale of such assets at their regular market value, which is the amount obtainable by a capable and diligent Person from an interested and capable buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (ii) the term debts includes any payment obligation, whether or not reduced to judgment, equitable or legal, matured or unmatured, liquidated or unliquidated, disputed or undisputed, secured or unsecured, absolute, fixed or contingent.

          Stock—means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation (including, without limitation, in a professional corporation), partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

          Subordination Agreement—means subordination agreement subordinating Liens granted by each of the PMG Credit Parties to the relevant Management Credit Parties securing payment obligation by such PMG Credit Party under the Management Agreements and intercompany loans and advances owing by the PMG Credit Parties to the Management Credit Parties and any other subordination agreement that provides for the subordination of payment and performance of Indebtedness owed to any Person to the Obligations, in each case in form and substance acceptable to Lender.

          Subsidiary—means any corporation, association, trust or other business entity of which the designated parent shall at any time own, directly or indirectly through a Subsidiary or Subsidiaries, at least a majority (by number of votes) of the outstanding Voting Stock. Unless the context otherwise requires, each reference to Subsidiaries of Holdings or PMS (whether the reference is specific to Subsidiaries of Holdings or PMS or is a reference to Subsidiaries of Credit Parties) shall also be a reference to the PMG Credit Parties.

          Taxes—means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or conducts business or any political subdivision thereof.

          Termination Date—means the date on which (a) the Loans have been indefeasibly repaid in full, (b) all other Obligations under this Agreement and the other Loan Documents have been completely discharged and (c) none of Borrowers have any further right to borrow any monies under this Agreement.

          Term Loan—means the term loan to be made by the Lender to Borrowers pursuant to Section 2.1(b) hereof.

          Term Loan Commitment—means the Term Loan Commitment set forth on Exhibit A.

          Term Loan Maturity Date—means the date on which the Term Loan shall terminate and the entire outstanding balance of the Term Loan shall be due and payable, as set forth on Exhibit A.

          Term Note—means the Term Note issued to the Lender to evidence Term Loan in the form attached as Exhibit I-2.

          Trademarks—means all of the following now owned or hereafter existing, adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

          Transaction Documents—means all material agreements, instruments and documents heretofore or hereafter entered into by and among any Borrower, any Management Credit Party, such PMG Credit Party, the holder of Stock of such PMG Credit Party, and/or certain other parties, relating to the Acquisition with respect to such PMG Credit Party and/or the management of such PMG Credit Party by a Management Credit Party, as manager, and all of the other transactions relating thereto. Without limiting the generality of the foregoing, the Transaction Documents with respect to such PMG Credit Party include the acquisition agreements, instruments and documents among such PMG Credit Party, the holder of Stock of such PMG Credit Party, the applicable Management Credit Party, as manager, and a seller, the applicable Management Agreement, promissory or intercompany notes made by such PMG Credit Party to any other Credit Party, security or other collateral documents pursuant to which such PMG Credit Party granted liens to any other Credit Party, any lease from or by such PMG Credit Party, and in the case of PMG as the PMG Credit Party, the Assignable Option Agreement.

          UCC—means Uniform Commercial Code, as adopted in the State of California, as amended or supplemented from time to time.

          Voting Stock—means Stock having ordinary voting power to elect a majority of the board of directors (or Persons holding similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

        1.2.    General Construction.

          (a)   GAAP—All financial terms used in this Agreement, other than those specifically defined in the Agreement, shall have the meanings accorded to them under GAAP.

          (b)   UCC—All financing terms or terms related to the Collateral, not otherwise specifically defined, shall have the meanings, if any, accorded to them under the UCC.

          (c)   Unless the context clearly requires otherwise, the plural includes the singular, the singular includes the plural, the part includes the whole, "including" is not limiting, and "or" has the inclusive meaning of the phrase "and/or". The words "hereof", "herein", "hereunder" and other similar terms in this Agreement refer to this Agreement as a whole and not exclusively to any particular provision of this Agreement. Article, section, subsection, clause, appendix, exhibit and schedule references are to this Agreement, unless otherwise specified. Any reference in this Agreement or any of the Loan Documents to this Agreement or any of the Loan Documents includes any and all permitted alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

          (d)   Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or any Credit Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties, and each has had the opportunity to have the Agreement reviewed by its counsel. Accordingly, this Agreement shall be construed and interpreted in a fair and impartial manner according to the ordinary meaning of the words used so as to accomplish the stated purposes and intentions of all parties hereto.

          (e)   For purposes of this Agreement, an individual will be deemed to have "Knowledge" of a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. Credit Parties will be deemed to have Knowledge of a particular fact or other matter if the chief executive officer, chief financial officer, chief operating officer, controller, senior financial analyst, treasurer, assistant treasurer, general counsel, secretary, president, senior vice president or any other employee of any Credit Party authorized by such Credit Party to furnish reports and/or information to Lender or any other officer or employee of any Credit Party having substantially similar responsibilities as any of the foregoing officers or employees, or at any time had, Knowledge of such fact or other matter.

Section 2.    The Loans.

        2.1.    Loan and Payment Terms.

          (a)    Revolving Credit.    Subject to the terms and conditions of this Agreement, and provided that no Default or Event of Default has occurred and is continuing, Lender agrees to make Advances to Borrowers (jointly and severally) under the Revolving Credit from time to time in an aggregate amount not to exceed the amount equal to the lesser of (A)(i) the Revolving Credit Borrowing Base minus (ii) the sum of the Revolving Credit Balance then outstanding plus the principal balance of the Term Loan then outstanding, or (B) the Revolving Credit Commitment. Within the limits of Loan Availability, Borrowers may borrow, make repayments and re-borrow pursuant to the terms and conditions of this Agreement. If at any time the sum of the Revolving Credit Balance then outstanding and the principal balance of the Term Loan then outstanding exceeds the amount equal to the lesser of (A) the Revolving Credit Borrowing Base or (B) the sum of the Revolving Credit Commitment plus the principal balance of the Term Loan then outstanding, then Borrowers shall immediately pay to Lender a sum sufficient to eliminate such excess. Each Borrower shall jointly and severally pay to Lender the entire unpaid Revolving Credit Balance on the Revolving Credit Maturity Date. Each Borrower shall jointly execute and deliver to Lender the Revolving Credit Note to evidence the Revolving Credit Loan Commitment on the Closing Date.

          (b)    Term Loan.    Subject to the terms and conditions of this Agreement, Lender agrees to make a loan on the Closing Date in respect of Term Loan to each Borrower (jointly and severally) in the amount of the Term Loan Commitment. Lender shall not be obligated to make any further loan to Borrowers under the Term Loan after the Closing Date and no portion of the Term Loan which has been repaid may be reborrowed. Each Borrower shall jointly and severally pay to Lender the principal balance of the Term Loan in monthly installments payable commencing on November 1, 2004 and continuing by the first day of each succeeding month thereafter in the amount of each such installment of $166,666.67 until the earlier of: (i) the date that the Term Loan is paid in full or (ii) the Term Loan Maturity Date. The entire unpaid principal balance of the Term Loan, together with all accrued but unpaid interest thereon shall be due in payable on the Term Loan Maturity Date. In addition, Credit Parties shall make certain mandatory prepayments in respect of the Term Loan as provided in Section 3.2.2 hereof. The Term Loan shall be evidenced by the Term Note, and the Borrowers to which Term Loan is made shall jointly execute and deliver the Term Note to Lender on the Closing Date.

          (c)    Other Payment Terms.    Borrowers shall be jointly and severally obligated to repay all Loans with interest and applicable Fees and Expenses in accordance with the terms and conditions specified in this Section 2.1, Exhibit A attached hereto, and the other terms and conditions of this Agreement. The amount of each Loan and all payments of principal, interest and Fees and Expenses due to be received by Lender shall be recorded in the books and records of Lender, which books and records shall, in the absence of manifest error, be conclusive as to the outstanding balance and/or other information related to the Loans. Upon the Termination Date, Lender's obligations to make Advances under the Revolving Credit shall terminate, and Credit Parties shall pay to Lender all Obligations then owed, including, without limitation, all outstanding principal, accrued but unpaid interest, and any and all other Fees and Expenses and other amounts then owing in respect of the Revolving Loans and Term Loan.

        2.2.    Submission of Receivables Information.    No less often than once each calendar month (no later than the fifth (5th) Business Day of such month) in respect of the immediately preceding month, Borrower Agent shall submit to Lender receivables and collection information ("Receivables Information") on all Capitated Contract Rights of the Credit Parties and AMVI/Prospect as of the last day of the immediately preceding month. In addition, no less often than once each four-month period (no later than the fifth (5th) Business Day of the first month immediately following such four-month period) in respect of the immediately preceding four-month period, Borrower Agent shall submit the Receivables Information on all Fee-For-Service Receivables of the Credit Parties as of the last day of the immediately preceding four-month period. Submissions of Receivable Information shall be in the format, contain the information and be transmitted to Lender in the manner specified by Lender. Lender may require submissions to be accompanied by a certification of Credit Parties as to the accuracy of the information in a format substantially similar to that shown in Exhibit B.

        2.3.    Requests For Advances.    Each request by Borrowers for an Advance under the Revolving Credit (each an "Advance Request") must be in writing in a form and format substantially similar to Exhibit B and signed by an Authorized Officer of the Borrower Agent. Each Advance Request shall be received by Lender no later than 10:30 a.m. applicable Pacific Time at least one (1) Business Day prior to the proposed funding date. Each Advance Request shall specify, the amount of the requested Advance and the proposed funding date (which shall be a Business Day). Unless otherwise specified in the applicable Advance Request, each Advance will be made by wire transfer to Borrower Agent's Operating Account for distribution by Borrower Agent to the applicable Borrower. Any change in the Borrower Agent's wire transfer instructions or designation of a Person to receive proceeds of any Advance shall be in writing and delivered to Lender at least five (5) Business Days prior to the change's proposed effective date.

        2.4.    Revolving Credit Borrowing Base Certificate.    No less often than once each calendar month (no later than the thirtieth (30th) day of such month), Borrower Agent shall give to Lender an executed Revolving Credit Borrowing Base Certificate in a format substantially similar to Exhibit C ("Revolving Credit Borrowing Base Certificate").

        2.5.    Excess Collections.    If (i) no Revolving Credit Balance is then outstanding, (ii) no other Obligations are then due and owing by Borrowers and (iii) no Default or Event of Default shall have occurred and then be continuing, Lender agrees to promptly (and in any event not later than three (3) Business Days after the receipt thereof) cause to be transferred to the Operating Account, or such other deposit account of the Credit Parties as Borrower Agent may designate in writing to Lender, all proceeds of Collections and other cash proceeds of Collateral received by Lender.

        2.6.    Availability Reserves.    The amount of the Revolving Credit available to Borrowers pursuant to the lending formula established herein, subject to the Revolving Credit Commitment amount and other applicable limits hereunder, shall be further subject to Lender's continuing right to establish and revise Availability Reserves in Lender's reasonable discretion.

        2.7.    Interest on Loans.    All Loans shall bear interest on the unpaid principal amount thereof from the date made until paid in full at a fluctuating per annum rate equal to the rate applicable to such Loan as set forth in Exhibit A attached hereto. Interest shall be payable monthly in arrears on the first day of each month for the preceding month. Interest shall be calculated on the basis of a year of 360 days, and for the actual number of days elapsed. At least once each calendar month, Lender shall cause a report (the "Interest Statement") to be delivered to Borrower Agent in a format substantially similar to the sample attached hereto as Exhibit E, setting forth a calculation of interest accrued with respect to the Loans for the prior period. Absent manifest error, the calculations set forth on the Interest Statement shall be conclusively deemed correct.

        2.8.    Fees and Expenses.    In consideration of Lender making the credit facilities described herein available to Borrowers, Credit Parties shall pay to Lender the additional Fees and Expenses described in Section 12, Exhibit A and any other provisions herein and in the other Loan Documents. Such Fees and Expenses shall be payable in the amounts and at the times described in Exhibit A and the other provisions of the Loan Documents.

        2.9.    Use of Proceeds.    The proceeds of the Loans on the Closing Date shall be used solely to fund the Refinancing and pay costs and expenses associated with the Related Transactions that are approved by Lender. The proceeds of Loans after the Closing Date may be used solely for Borrowers' ordinary working capital and general corporate needs, in each case, to the extent not otherwise prohibited by the terms and conditions of this Agreement. Without limiting the foregoing, no portion of the Loans shall be used for personal, private, consumer or any other non-business use. Further, Credit Parties agree not to use proceeds of the Loans: (i) for any Acquisition; (ii) to redeem, retire or otherwise acquire, directly or indirectly, any shares of its Stock or other equity interests; (iii) to declare or pay any cash dividend, except as authorized in Section 9.9; or (iv) to make any other distribution of any property or cash to owners of an equity interest in their capacity as such, without the prior written consent of Lender.

        2.10.    Appointment of Borrower Agent.    Each of Borrowers and Credit Parties hereby irrevocably designates and authorizes PMG to act as its agent generally for purposes of this Agreement and the other Loan Documents (PMG, in such capacity, is referred to herein as the "Borrower Agent"). PMG hereby accepts such appointment. Each Borrower and Credit Party, as applicable, agrees (a) that Borrower Agent may exercise any right, or perform any obligation, specified by this Agreement on such Borrower's or Credit Party's behalf, (b) that all documents and instruments executed by the Borrower Agent on such Borrower's or Credit Party's behalf will jointly and severally bind such Borrower and/or Credit Party, as applicable, and (c) to be bound by any communication or request delivered by the Borrower Agent to Lender or its agents. Each Borrower and Credit Party, as applicable, grants to Borrower Agent a power of attorney to act on its behalf as provided herein, including without limitation, with respect to executing lockbox agreements and other documents and instruments, requesting Loans hereunder, and providing notices, reports, certificates and statements to, and receiving the same from, Lender hereunder and under the other Loan Documents. This appointment as attorney-in-fact is durable and irrevocable as long as any Obligations are outstanding, and will not be affected by any disability or incapacity of any Borrower or Credit Party or any of its employees, agent or representatives, or the lapse of time. The Lender shall be entitled to rely on any such communication or request delivered by the Borrower Agent. All Loan proceeds received by the Borrower Agent on behalf of any Borrower shall be deemed received by such Borrower. At the option of each Borrower, Borrower Agent shall be authorized to disburse all or any portion of such Loan proceeds on behalf of such Borrower and each such disbursement or payment shall be deemed to be a disbursement or payment of such funds by or on behalf of such Borrower.

Section 3.    Repayment of the Loans.

        3.1.    Payment of Interest, Fees and Expenses, etc.    Lender may, in its sole discretion, effect payment by Borrowers of any and all interest, Fees and Expenses, and other Obligations due hereunder and under the other Loan Documents by making an Advance in the amount due on and as of the date any such payment is due, and by sending Borrower Agent and/or Borrowers prior written advice thereof. At Lender's option, Lender may notify Borrower Agent and/or Borrowers that Lender will not treat a required payment or other amount as an Advance as provided above, in which case (i) Lender shall deliver to Borrower Agent and/or Borrowers an invoice for such amounts due, and (ii) the entire amount due as set forth in the applicable invoice shall be due and payable, in cash, within two (2) Business Days from the date of invoice. The amount of any interest, Fees and Expenses or other Obligations reflected in any advice or invoice delivered by Lender to Borrower Agent and/or Borrowers pursuant hereto shall be considered correct and binding on Borrowers unless within ten (10) Business Days after receipt by Borrower Agent and/or Borrowers of any such advice or invoice from Lender, Borrower Agent and/or Borrowers shall notify Lender of any discrepancy in writing, setting forth a calculation of the amount Borrower Agent and/or Borrowers assert is in error. Lender shall be under no obligation to make an Advance pursuant to this Section 3.1 if, as of the date of such Advance, all of the conditions stated in Section 4 hereof have not been satisfied. Lender's election to make an Advance under this Section 3.1 at a time when all such conditions have not been satisfied shall not be deemed a waiver of Lender's rights hereunder to refuse to make any such Advance in the future under the same or similar circumstances.

        3.2.    Prepayments.

          3.2.1    Voluntary Prepayments.    Borrowers may at any time on at least five (5) days' prior written notice by Borrower Agent to Lender voluntarily prepay all or part of the Term Loan; provided that any such prepayments shall be in a minimum amount of $500,000 and integral multiples of $250,000 in excess of such amount. In addition, Borrowers may at any time on at least ninety (90) days' prior written notice by Borrower Agent to Lender terminate the Revolving Loan Commitment; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full. Any voluntary prepayment of the Term Loan in full and any such termination of the Revolving Loan Commitment must be accompanied by the payment of any applicable Early Termination Fee required by Exhibit A. Upon any such prepayment and termination of the Revolving Loan Commitment, each Borrower's right to request Advances shall simultaneously be terminated. Any partial prepayments of the Term Loan shall be ratably applied to prepay the scheduled installments of the Term Loan in inverse order of maturity except in connection with the payment in full of all Obligations and the termination of this Agreement.

          3.2.2    Mandatory Prepayments.

            (a)   If at any time the sum of the Revolving Credit Balance and the principal balance of the Term Loan exceeds the amount equal to the lesser of (A) the Revolving Credit Borrowing Base or (B) the sum of the Revolving Credit Commitment plus the principal balance of the Term Loan then outstanding, Credit Parties shall immediately pay such excess to Lender for application as follows: first, to payment of principal in respect of the Revolving Credit until all Obligations in respect of the Revolving Credit have been repaid in full; and second to the ratable payment of principal in respect of the Term Loan in inverse order of maturity until all Obligations in respect of Term Loan have been repaid in full; provided that if any Default or Event of Default shall have occurred and be continuing at the time any payment shall be due or payable pursuant to this section, all proceeds of any such payment shall be applied in accordance with Section 3.3 hereof.

            (b)   If any Credit Party issues Stock, no later than the Business Day following the date of receipt of the proceeds thereof, the Credit Parties shall prepay the Loans in an amount equal to all such proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any prepayments required to be paid pursuant to this section shall be applied first, to the ratable payment of principal in respect of the Term Loan in inverse order of maturity until all Obligations in respect of Term Loan have been repaid in full and second to payment of principal in respect of the Revolving Credit until all Obligations in respect of the Revolving Credit have been repaid in full; provided that if any Default or Event of Default shall have occurred and be continuing at the time any payment shall be due or payable pursuant to this section, all proceeds of any such payment shall be applied in accordance with Section 3.3 hereof. Notwithstanding the foregoing, proceeds of (i) Stock issuances to employees, contractors, consultants, or directors of Holdings and its Subsidiaries pursuant to (A) options issued to such employees, contractors, consultants, or directors pursuant to the Prospect Medical Holdings, Inc. 1998 Stock Option Plan, as the Prospect Medical Holdings, Inc. 1998 Stock Option Plan may be amended from time to time to increase the number of options for such employees, contractors, consultants or directors or to comply with tax laws, securities laws or the rules and regulations of any stock exchange to which Holdings may be listed, (B) options issued to such employees, contractors, consultants, or directors outside of the Prospect Medical Holdings, Inc. 1998 Stock Option Plan on or before the Closing Date, as such options are described in paragraph 1 of Schedule 3.3.2(b) hereto or (C) Stock issuances to employees or directors of Holdings and its Subsidiaries pursuant to any other restricted stock, stock option, or stock appreciation plan or agreement entered into after the Closing Date disclosed in writing to, and deemed acceptable by Lender in its reasonable discretion and (ii) Stock issuances pursuant to any conversion or exchange or exercise of similar right with respect to any previously issued Stock described in paragraphs 2, 3 and 4 on Schedule 3.2.2(b) hereto, shall not be subject to mandatory prepayment under this section.

            (c)   Not later than the Business Day following the receipt of any net cash proceeds of any Asset Sale by a Credit Party (other than net cash proceeds of any Asset Sale in an aggregate amount not in excess of $100,000 during any fiscal year), such Credit Party shall apply an amount equal to 100% of such net cash proceeds to make prepayments in respect of the Loans. Any prepayments required to be paid pursuant to this section shall be applied first, to payment of principal in respect of the Term Loan in inverse order of maturity until all Obligations in respect of Term Loan have been repaid in full; and second, to payment in respect of the Revolving Credit until all Obligations in respect of the Revolving Credit have been repaid in full; provided that if any Default or Event of Default shall have occurred and be continuing at the time any payment shall be due or payable hereunder, all proceeds of any such payment shall be applied in accordance with Section 3.3 hereof.

            (d)   Subject to the terms of Section 9.4 hereof not later than three (3) Business Days following the receipt of any net cash proceeds from a Casualty Event, the Credit Parties shall apply an amount equal to 100% of such net cash proceeds not otherwise permitted by Section 9.4 to be used to replace, repair, restore or rebuild the Collateral to make prepayments in respect of the Loans. Any prepayments required to be paid pursuant to this section shall be applied first, to payment of principal in respect of the Term Loan in inverse order of maturity until all Obligations in respect of the Term Loan have been repaid in full; and second, to payment in respect of the Revolving Credit until all Obligations in respect of the Revolving Credit have been repaid in full; provided that if any Default or Event of Default shall have occurred and be continuing at the time any payment shall be due or payable hereunder, all proceeds of any such payment shall be applied in accordance with Section 3.3 hereof.

        3.3.    Application of Payments.    Subject to Section 2.5, so long as no Default or Event of Default has occurred and is continuing and the Termination Date shall not have occurred and except for voluntary prepayments permitted pursuant to Section 3.2.1 which shall be applied in accordance with such section and mandatory prepayments pursuant to Section 3.2.2 which shall be applied in accordance with such section, all Collections and other payments (including all monetary proceeds of Collateral) received shall be applied to amounts then due and payable in the following order:

          (a)   to the payment of, or the reimbursement of the Lender for or in respect of all Fees and Expenses, costs, disbursements and losses which shall have been incurred or sustained by the Lender and are then due and owing in connection with the collection of such monies, or for the administration, exercise, protection or enforcement by the Lender of any of the rights, remedies, duties or powers of the Lender hereunder or under any of the other Loan Documents;

          (b)   to the payment of any and all other accrued Fees and Expenses then due and owing hereunder or under any of the other Loan Documents;

          (c)   to interest on the Revolving Loans and Term Loan then due and owing, ratably in proportion to the interest accrued as to each such Loan;

          (d)   to principal payments on the Term Loan then due and owing;

          (e)   to payment of the Revolving Loans then outstanding; and

          (f)    to all other Obligations which may be then due and owing.

        While any Default or Event of Default shall have occurred and remain continuing or at all times from and after the Termination Date, all Collections and other payments (including monetary proceeds of Collateral or of realizations upon any Collateral) received shall be applied to the Obligations in such order as Lender may elect in its sole discretion.

        3.4.    Termination of the Revolving Credit.    Borrowers may prepay the Revolving Credit Balance in full and terminate the Revolving Credit prior to the Revolving Credit Maturity Date upon ninety (90) days' prior written notice by Borrower Agent to Lender, provided, that all Obligations have been fully performed and paid in full, in cash simultaneously with such termination. The Borrowers acknowledge that any termination of the Revolving Credit prior to the Revolving Credit Maturity Date and the simultaneous full performance and repayment of all Obligations would result in loss by Lender of benefits under this Agreement and that damages incurred as a result of such credit facility termination would be difficult and impracticable to ascertain. Therefore, in the event that the Revolving Credit is terminated on account of any action or inaction by Borrowers or actions and inactions constituting Events of Default, Borrowers shall pay to Lender the Early Termination Fee as set forth in Exhibit A.

        3.5.    No Offset, Taxes, etc.    All payments by Credit Parties hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim. In addition, any and payments by Credit Parties hereunder (including any payments made pursuant to Section 12 or 15) or under the Notes shall be made, in accordance with this section, free and clear of and without deduction for any and all present or future Taxes. If any Credit Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Section 12 or 15) or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this section) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Credit Party shall make such deductions, and (iii) such Credit Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of Taxes, Credit Party Agent shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof. Each Credit Party shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this section) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

Section 4.    Conditions Precedent.

        4.1.    Conditions Precedent to Initial Loans.    Lender's obligation to make the initial Loans to Borrowers under this Agreement shall be subject to the fulfillment to the satisfaction of Lender of each of the following conditions:

          (a)   Lender shall have received, in form and substance satisfactory to Lender, all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by all existing lenders (other than lenders with respect to Permitted Liens and Permitted Other Indebtedness) of their respective financing arrangements with Credit Parties and the termination and release of any interest in and to any assets of Credit Parties, duly authorized, executed and delivered by each of them, including, but not limited to UCC termination statements for all UCC financing statements (other than for Permitted Liens) previously filed by such lenders or any of them or their predecessors, as secured parties, and Credit Parties, as debtors.

          (b)   All requisite corporate, partnership, limited liability company and other actions and proceedings in connection with this Agreement and the other Loan Documents shall be satisfactory in form and substance to Lender, and Lender shall have received (i) a Certificate of the Secretary, Clerk, Managing Member or other similar officer of each Credit Party in substantially the form attached hereto as Exhibit F, as to the Governing Documents, incumbency and authorizing resolutions of such Credit Party, and (ii) all other information and copies of all documents which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or Governmental Authority;

          (c)   No Material Adverse Effect shall have occurred since September 30, 2003;

          (d)   Lender shall have completed its business, legal, and collateral due diligence, including (i) a collateral audit (including, without limitation, Capitated Contract Rights), review of Credit Parties' Books and Records, and verification of Credit Parties' representations and warranties to Lender, (ii) a complete field examination, and (iii) an inspection of each of the locations selected by Lender at which Credit Parties conduct business, the results of each of which shall be satisfactory to Lender;

          (e)   Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments, and other agreements from third parties, which Lender deems necessary or desirable in order to permit, protect and perfect its Liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Loan Documents (it being understood and agreed that Landlord Waivers from the landlords of Credit Parties shall not be deemed to be a condition to closing);

          (f)    Loan Availability plus unrestricted cash on hand (other than from the proceeds of Loans) as of the Closing Date, as determined by Lender, shall not be less than the amount shown on Exhibit A after giving effect to the initial Loans made or to be made hereunder and no Revolving Loans shall be requested or outstanding as of the Closing Date;

          (g)   Lender shall have received, in form and substance satisfactory to Lender, Control Agreements by and among Lender, Credit Parties and each bank where any Credit Party has a Lockbox and/or Deposit Account, in each case, duly authorized, executed and delivered by such bank and such applicable Credit Parties (or Lender shall be the applicable bank's customer with respect to such Deposit Account as Lender may specify);

          (h)   Lender shall have received evidence, in form and substance satisfactory to Lender, that Lender will have a valid perfected security interest in all of the Collateral immediately upon the funding of the initial Loans, subject only to Permitted Liens;

          (i)    Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Loan Documents, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee and additional insured, as the case may be. Without limiting the foregoing, Lender shall have received evidence of proof of professional liability insurance, directors and officers insurance and workers' compensation insurance in amounts and on terms reasonably satisfactory to Lender;

          (j)    Lender shall have received completed reference checks with respect to the senior management of Credit Parties, the results of which are satisfactory to Lender in its sole discretion;

          (k)   Credit Parties shall have paid to Lender the Facility Origination Fee and all other Fees and Expenses owing on or before the Closing Date in accordance with Exhibit A;

          (l)    Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Credit Parties with respect to the Loan Documents and such other matters as Lender may request;

          (m)  Borrower shall have executed and delivered to Lender such Lockbox Agreements and Obligor Notices as Lender shall deem necessary or appropriate in order to carry out the terms of this Agreement;

          (n)   All required parties shall have executed and delivered this Agreement and the other Loan Documents (including, without limitation, all those listed on the Closing Checklist attached hereto as Exhibit D), each in form and substance satisfactory to Lender together with such other documents, certificates, agreements and/or instruments as Lender may reasonably request and delivered to Lender, in form and substance satisfactory to Lender;

          (o)   Lender shall have received copies of all Management Agreements in effect as of the Closing Date;

          (p)   Lender shall have received copies of all Capitated Contracts in effect as of the Closing Date;

          (q)   Lender shall have received certificates from the applicable Governmental Authorities confirming that all amounts due to state or local taxing authorities by Credit Parties, including without limitation amounts owed to the California Franchise Tax Board, have been paid in full (other than the amounts subject to tax liens identified on Schedule 9.7, all of which shall be discharged and removed from the public lien records in accordance with paragraph 2 of Schedule 9.17); and

          (r)   Lender shall have received such other approvals, information or documents as it may reasonably request.

        4.2.    Conditions Precedent to All Loans.    Lender shall be under no obligation to make any Loan if, as of the date of such Loan, all of the conditions stated in Section 4 of this Agreement have not been satisfied. Lender's election to make a Loan at a time when all such conditions have not been satisfied shall not be deemed a waiver of Lender's rights to refuse to make any such Loan in the future under the same or similar circumstances. Each of the following is an additional condition precedent to Lender making Loans to Borrowers, including the initial Loans on the Closing Date and any future Loans (the request by Borrowers or Borrower Agent of each Loan shall constitute the certification of Borrowers as to the truth and accuracy of each of the following:

          (a)   All representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

          (b)   No law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Loan Documents, or (ii) has or could reasonably be expected to have a Material Adverse Effect;

          (c)   No Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan; and

          (d)   With respect to each Advance, Borrowers or Borrower Agent shall have delivered to Lender an Advance Request in accordance with the terms and conditions of this Agreement.

Section 5.    Collections, RA/EOB, Notices to Obligors

        5.1.    Maintenance of Lockboxes and Lockbox Accounts.    Lender shall maintain such Lockboxes and Lockbox Accounts for use in the collection of Receivables as Lender shall determine in its sole discretion. Any costs incurred by Lender in establishing and/or maintaining the Lockboxes and Lockbox Accounts shall constitute Fees and Expenses owing by the Credit Parties hereunder.

        5.2.    Notices to Obligors; Delivery of Collections and RA/EOBs.    On the Closing Date, Credit Parties shall deliver Obligor Notices to all of their Obligors obligated under the Receivables consisting of Capitated Contract Rights, which Obligor Notice shall direct each such Obligor to make payments of Collections directly to an applicable Lockbox (or in the case of payments by wire transfer, the applicable Lockbox Account), and Credit Parties shall deliver or cause to be delivered to Lender on the Closing Date the duplicate original of each such Obligor Notices and evidence satisfactory to Lender that the delivery of such Obligor Notices to the Obligors has been accomplished. In addition, on the Closing Date, Credit Parties shall deliver to Lender a master Obligor Notice, in form and substance satisfactory to Lender, in respect of all of their Obligors obligated under Fee-For-Service Receivables which are Governmental Receivables and a master Obligor Notice, in form and substance satisfactory to Lender, in respect of all of their Obligors obligated under Fee-For-Service Receivables which are not Governmental Receivables, a copy of which Obligor Notice specifying the applicable Obligor's information, Lender may deliver to the applicable Obligors on or after an Event of Default has occurred, and each of which master Obligor Notice, among other things, shall direct such Obligor to make payments of Collections directly to an applicable Lockbox (or in the case of payments by wire transfer, the applicable Lockbox Account), and mail all RA/EOBs directly to the applicable Lockbox, and each of which master Obligor Notice shall attach a schedule listing all of the applicable Obligors as of the date reasonably proximate to the Closing Date, which schedules shall be updated pursuant to and in accordance with Section 9.5(b)(xvi). No such direction given by Credit Parties to any Obligor shall be changed, modified or superceded without the express prior written consent of Lender. Credit Parties shall cause all billing and claim forms sent to Obligors (and return envelopes, if any, furnished by Credit Parties) to set forth only the applicable Lockbox as the address for payment of Receivables and, in the case of Fee-For-Services Receivables, delivery of the related RA/EOBs, and only the applicable Lockbox Account as the bank account for receipt of wire transfers for payment of Receivables; provided that unless an Event of Default shall have occurred and Lender shall have requested Credit Parties to do so, the Credit Parties not be required to direct Obligors of Fee-For-Service Receivables to remit payments and RA/EOBs only to a Lockbox or Lockbox Account. If a payment on a Receivable is made by an Obligor other than to the appropriate Lockbox and Lockbox Account, Credit Parties shall (x) remit such payment to the Lockbox Account on the same day of the receipt thereof, if possible, but in any event no later than the Business Day immediately following the day of the receipt thereof, and (y) promptly take all necessary actions to effect collection of such proceeds from the Person having possession thereof, if other than a Credit Party.

        (b)   The Credit Parties shall cooperate with Lender in the identification of items received in the Lockboxes and amounts deposited in the Lockbox Accounts and reconciliation thereof.

        5.3.    No Liability.    Lender shall not be liable to Credit Parties or any other Person for any error or mistake in an Interest Statement, Revolving Credit Borrowing Base Certificate, or in any other report or information provided hereunder, caused directly or indirectly, by failure of any Credit Party, its officers, agents or employees, or (if applicable) any Servicing Agent, to perform its or their duties and obligations under this Agreement. No Credit Party nor any Person claiming through any Credit Party shall have any right, title or interest in any costs or fees recovered by Lender pursuant to this Agreement. Except as provided herein, in the absence of manifest error, Lender's determination of amounts owed by Credit Parties shall be conclusive.

Section 6.    Grant of Security Interest in Collateral

        6.1.    Grant of Security.    In order to secure payment and performance of all of the Obligations, each Credit Party hereby grants to the Lender a security interest in the Collateral, which security interest shall remain in full force and effect until all of the Obligations are fully paid and satisfied.

        6.2.    Perfection of Security Interests.    Each Credit Party hereby irrevocably and unconditionally authorizes the Lender at any time and from time to time to file in any UCC jurisdiction any initial financing statements and amendments and continuations thereto that (a) indicate the Collateral as all assets of such Credit Party or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC and (b) contain any other information required by part 5 of Article 9 of the UCC of the State of such Credit Party's location for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Credit Party is an organization, the type of organization and any organization identification number issued to such Credit Party. Credit Parties agree to furnish any such information to the Lender promptly upon request. Each Credit Party also ratifies its authorization for the Lender to have filed in any UCC jurisdiction any like initial financing statements or amendments or continuations thereto if filed prior to the date hereof.

        6.3.    Collateral Covenants.

          (a)   Unless Lender shall otherwise consent in writing (which consent may be revoked), each Credit Party shall deliver to Lender all Collateral consisting of negotiable documents, certificated securities, chattel paper and instruments (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after such Credit Party receives the same.

          (b)   Each Credit Party shall take all reasonable steps necessary to grant the Lender control of all electronic chattel paper in accordance with the UCC.

          (c)   Each Credit Party that is or becomes the beneficiary of a letter of credit, shall promptly, and in any event within two (2) Business Days after becoming a beneficiary, notify Lender thereof and enter into a tri-party agreement with Lender and the issuer and/or confirmation bank with respect to letter-of-credit rights (as defined in the UCC) assigning such letter-of-credit rights to Lender and directing all payments thereunder to the Lender, all in form and substance reasonably satisfactory to Lender.

          (d)   Each Credit Party shall promptly, and in any event within ten (10) Business Days after the same is acquired by it, notify Lender of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Lender, such Credit Party shall enter into a supplement to this Agreement, granting to Lender a Lien in such commercial tort claim.

        6.4.    Regarding Patent, Trademark and Copyright Collateral.

          (a)   Credit Parties shall notify Lender immediately if they know that any application or registration relating to any Patent, Trademark or Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding any Credit Parties' ownership of any Patent, Trademark or Copyright, its right to register the same, or to keep and maintain the same.

          (b)   In no event shall any Credit Party, either itself or through any agent, employee, licensee or designee, file an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency without giving Lender prior written notice thereof, and, upon request of Lender, such Credit Party shall execute and deliver any and all patent security agreements, copyright security agreements or trademark security agreements as Lender may request to evidence Lender's Lien on such Patent, Trademark or Copyright, and the General Intangibles of such Credit Party relating thereto or represented thereby.

          (c)   Credit Parties shall take all actions reasonably necessary or reasonably requested by Lender to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of each of the Patents, Trademarks and Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

          (d)   In the event that any of the Patent, Trademark or Copyright Collateral is infringed upon, or misappropriated or diluted by a third party, such Credit Party shall, unless such Credit Party shall reasonably determine that such Patent, Trademark or Copyright Collateral is in no way material to the conduct of its business or operations, promptly seek redress for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and shall take such other actions as Lender shall deem appropriate under the circumstances to protect such Patent, Trademark or Copyright Collateral.

Section 7.    Rights of Lender with Respect to the Receivables.

        7.1.    Rights of Lender with Respect to Receivables.    Each Credit Party hereby irrevocably appoints Lender and its designated agents or representatives as such Credit Party's attorney-in-fact, coupled with an interest, which irrevocable power of attorney grants the ability to Lender:

          (a)   regardless of whether an Event of Default has occurred, to facilitate the administration and collection of Receivables in accordance with this Agreement, to endorse or sign the name of such Credit Party as to remittances, invoices, assignments, checks, drafts or other instruments or documents in any form, such as electronic or written, with respect to the Receivables;

          (b)   if an Event of Default has occurred and is continuing, to contact and communicate with any Obligor in the ordinary course of business about any information regarding Receivables on which the Obligor is or may be liable, Receivables which the Obligor has received or approved for payment, and payments made by the Obligor to or for the benefit of any Credit Party;

          (c)   regardless of whether an Event of Default has occurred, to notify any Obligor to make payments on all Receivables (other than Fee-For-Service Receivables) directly to the applicable Lockbox or Lockbox Account;

          (d)   if an Event of Default has occurred and is continuing, to request and receive from any Obligor all information that is available to Credit Parties including, but not limited to, any Receivable payment status, denial, rejection, adjudication, withholding, suspension, non-payment, and reviews of any nature;

          (e)   if an Event of Default has occurred and is continuing, to contact, request and receive from any Obligor all information on any issue related to a Credit Party's survey, licensing, certification, suspension, budget, appeal and exclusion regarding the continuing participation with such Credit Party in any Obligor contract for services;

          (f)    if an Event of Default has occurred and is continuing, to bring suit in the name of such Credit Party, enforce all rights and remedies of such Credit Party relating to, and/or settle or negotiate compromises on, Receivables, settlements, setoffs, recoupments, and other issues related to claim payments;

          (g)   regardless of whether an Event of Default has occurred, but upon at least five (5) Business Day's prior written notice to Borrower Agent and/or Credit Parties setting forth the nature of the inquiry, to contact and communicate with any professional or any third party engaged by any Credit Party to submit information or perform services with respect to any Receivable, or like kind information preparation;

          (h)   regardless of whether an Event of Default has occurred, to contact, communicate with and receive information from any Credit Party's banks, depository accounts relationships or automated payroll service providers regarding deposits, tax deposits, payments, withdrawals, receipts of payments, and balances directly from all of any Credit Party's Deposit Accounts and other general and payroll accounts;

          (i)    regardless of whether an Event of Default has occurred, to request and receive information from such banking or depository institutions to the same extent the information is obtainable by any Credit Party by the same means transmitted or received by such Credit Party;

          (j)    regardless of whether an Event of Default has occurred, to access and receive "read only" information directed from any Credit Party's billing and collections accounts receivable management system through any means legally available, either electronic, telephonic, or otherwise technologically possible;

          (k)   regardless of whether an Event of Default has occurred, but upon at least one (1) Business Day's prior written notice to Borrower Agent and/or Credit Parties setting forth the nature of the inquiry, to receive audit and compliance information in a format and transmission as deemed necessary by Lender in order to keep the cost of site visits to a minimum; and

          (l)    if an Event of Default has occurred and is continuing, to do all other things necessary to carry out this Agreement. This appointment of an attorney-in-fact is durable and irrevocable as long as any Obligations are outstanding and will not be affected by any disability or incapacity of any Credit Party or any of its employees, agents or representatives or the lapse of time.

        7.2.    Administration of Receivables.    Credit Parties shall administer their Receivables in a commercially reasonable manner and consistent in all respects with the terms of this Agreement and the other Loan Documents and the rights of Lender granted hereunder and thereunder. Without limiting any other provisions of the Loan Documents, the obligations of Credit Parties relative to the Receivables shall include, without limitation:

          (a)   Preparation and submission of claims to, and post-billing liaison with, Obligors;

          (b)   Arranging for direct remittance of all payments on Receivables (except as provided in Section 5.2 with respect to Fee-For-Services Receivables) to the applicable Lockbox or Lockbox Account and causing all available funds in each such Lockbox Account to be transferred each Business Day to the Concentration Account;

          (c)   Remitting any payments received by Credit Parties with respect to Receivables directly for deposit in the applicable Lockbox or Lockbox Account (except as provided in Section 5.2 with respect to Fee-For-Service Receivables) no later than by the end of the day of receipt or the following Business Day if the day of receipt is not a Business Day and causing all available funds in each such Lockbox Account to be transferred each Business Day to the Concentration Account;

          (d)   Maintaining and implementing administrative and operating procedures (including, without limitation, an ability to re-create records evidencing the Receivables in the event of the destruction of the originals thereof) and keeping and maintaining all documents, books, records and other information reasonably necessary or advisable for the collection of the Receivables (including, without limitation, records adequate to permit the identification of new Receivables and all Collections of and adjustments to existing Receivables);

          (e)   Complying in all material respects with all Requirements of Law applicable to it, its business and properties, and all Receivables and related contracts and Collections;

          (f)    Notifying Lender in accordance with Section 7.6(c) of any action, suit, proceeding, dispute, Offset, deduction, defense or counterclaim that is or may be asserted by an Obligor with respect to any Receivables; and

          (g)   Providing Lender with the Receivables Information, Revolving Credit Borrowing Base Certificates, or any other report required by Lender under the terms of this Agreement.

        7.3.    Appointment of Servicing Agent.    Upon the occurrence and during the continuation of any Event of Default, to the extent not prohibited by Applicable Health Care Laws and subject to the execution of a Business Associate Agreement, Lender shall have the right to appoint a third party to administer the Receivables (the "Servicing Agent"). The appointment of a Servicing Agent by Lender shall be effective fifteen (15) days after (i) delivery by Lender to Borrower Agent and/or the Credit Parties of written notice of Lender's election to exercise such right and detailing the specific matters relating to Credit Parties' administration of Receivables giving rise to Lender's election so to appoint a Servicing Agent, and (ii) Credit Parties' opportunity during such fifteen (15) day period to cure or address to Lender's satisfaction all such matters. In the event that Credit Parties shall fail to adequately cure or address to Lender's satisfaction the matters so identified by Lender, the appointment of the Servicing Agent shall, in Lender's sole discretion, become immediately effective at the conclusion of such fifteen (15) day period. The Servicing Agent shall administer and service the Receivables for the account of Credit Parties and Lender pursuant to terms, conditions and procedures acceptable to Lender. The Servicing Agent shall cooperate with Lender in establishing and maintaining the electronic interface and electronic data transmission requirements from time to time established by Lender and shall provide Lender such information as it may request regarding the billing, collection and payment on the Receivables. All fees and costs of the Servicing Agent shall constitute Fees and Expenses hereunder and shall be the responsibility of Credit Parties. Upon the appointment of a Servicing Agent, Credit Parties shall immediately transfer to the Servicing Agent, to the fullest extent permitted by applicable law and contracts, all records, computer access and other information as shall be necessary or desirable, in the judgment of the Servicing Agent, to perform the servicing responsibilities. Credit Parties agree to cooperate fully with any Servicing Agent.

        7.4.    Claims Processing System.    Reports or information required to be delivered to Credit Parties under this Agreement may be prepared and furnished by electronic and/or computer format and transmission or by facsimile. If, in the reasonable judgment of Lender, the claims processing system and/or third party billing system of Credit Parties is not performing at a level deemed sufficient by Lender to implement or continue to implement, for the benefit of Credit Parties and Lender, the benefits of this Agreement, or if any Servicing Agent fails to perform its duties to the satisfaction of Lender, Lender shall have the right to require Credit Parties to modify, replace or substitute such deficient systems at Credit Parties' cost or that Servicing Agent with systems or a Servicing Agent satisfactory to Lender.

        7.5.    Performance of Credit Parties Obligations; Servicing Costs.    If Credit Parties or any Servicing Agent fails to perform any obligation contained in Section 7.2, Lender may direct Lender's representatives or any other Person or entity selected by them as successor Servicing Agent, to perform any such obligations. Credit Parties shall be responsible for all servicing costs resulting from such termination and appointment of a successor. Servicing costs shall include the allocable costs and expenses of the employees of Lender incurred in connection with acting as Servicing Agent hereunder.

        7.6.    Special Representations and Covenants Regarding Receivables.    Upon (i) each submission of Receivables Information to Lender, and (ii) the making of each Advance, Credit Parties shall conclusively be deemed to have represented and warranted to, and covenanted with, Lender that, except as specifically disclosed in writing to the Lender:

          (a)   No amount included as part of any Receivable represents or constitutes an amount as to which the related Obligor has made a payment in whole or in part or which is or was included in or represented by any other Receivables reported to Lender by Credit Parties.

          (b)   Each Fee-For-Service Receivable has been billed to the applicable Obligor, and all documentation and information necessary or required for payment thereof has been submitted to the applicable Obligor, and each Credit Party has fulfilled, and will continue to fulfill, all of its other obligations in respect thereof, including verification of the eligibility of such Fee-For-Service Receivable for payment by such Obligor. The documentation submitted by each Credit Party is sufficient such that each Fee-For-Service Receivable constitutes a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor, except as enforceability may be limited pursuant to an Insolvency Proceeding or equitable principles affecting the rights of creditors generally, and except for statutory or contractual rights of Offset in favor of such Obligor. The applicable Credit Party or Credit Parties have not committed any breach or default, by either action or inaction, that would permit an Obligor to decline to pay any Fee-For-Service Receivable.

          (c)   Each Credit Party has made or caused to be made, and will make and cause to be made, all payments to each Obligor necessary to prevent such Obligor from exercising rights of Offset with respect to any prior overpayment to Credit Parties any Affiliate. Except as previously disclosed in writing to Lender, no Credit Party is a party to any unresolved disputes with any Obligor with respect to any Receivables the resolution of which dispute may result in the applicable Obligor reducing the amount payable on account of any Receivables on which it is the Obligor. No Receivables have been or will be compromised, adjusted, extended, satisfied, subordinated, rescinded, set off or modified, and no Receivables are or will be subject to compromise, adjustment, extension, satisfaction, subordination, rescission, set off, counterclaim, defense or modification, whether arising out of transactions concerning the contract or otherwise except as provided in Section 7.6(h). Credit Parties shall immediately notify Lender of any action, proceeding, dispute, Offset, deduction, defense or counterclaim that is or may be asserted by any Obligor relating to any Receivables in an amount exceeding $25,000 in the aggregate (other than adjustments, offsets and deductions in respect of Capitated Contract Rights occurring in the ordinary course of Credit Parties' and AMVI/Prospect's business for retroactive additions and/or deletions of patients covered by Capitated Contracts which are made within two months of the date the corresponding additions and/or deletions have occurred).

          (d)   [Intentionally omitted].

          (e)   All Receivables and underlying contracts (including, without limitation, Capitation Contracts) and all transactions underlying all Receivables, including those involving the rendering services or the sale of goods, comply with all Requirements of Law, and all submissions of claims to Obligors regarding Receivables are and shall be genuine and in all respects what they purport to be. Each Receivable is (i) based on an actual and bona fide rendition of healthcare services, or the furnishing of healthcare goods or medical equipment, to a patient or customer by a Credit Party or an Affiliate in the ordinary course of business, or is due under an effective Capitation Contract, (ii) denominated and payable only in lawful currency of the United States, and (iii) an "account" or an interest or claim in or under a policy of insurance, and is not evidenced by any "instrument" or "chattel paper" within the meaning of the UCC, except to the extent that causing such Receivable to be evidenced by such an instrument is required for the collection of such Receivable or for the enforcement of any rights therein and, in such case, only one counterpart of any such instrument will be manually signed and such manually signed counterpart will be promptly delivered to Lender and endorsed to Lender or its designee if so requested by Lender.

          (f)    The goods and services provided and reflected by each Fee-For-Services Receivables, or the medical equipment provided in conjunction therewith, were medically necessary, and the patient has received such goods, services or medical equipment.

          (g)   (i) No credit, discount, or extension, or agreement therefor has been or will be granted on any Fee-For-Service Receivable, except for such items reported to Lender in accordance with this Agreement; (ii) any copy of an invoice delivered to Lender by Credit Parties will be a genuine copy of the original invoice sent to the Obligor named therein; and (iii) if the fees charged for the services constituting the basis for any Fee-For-Service Receivable were subject to limitations imposed by contracts for reimbursement from the related Obligor, each such Fee-For-Service Receivable for which the fees are so restricted has been clearly identified to Lender as being subject to such restriction.

          (h)   Credit Parties have not and shall not re-date any invoice or render services on extended dating beyond that customary in Credit Parties' business, or extend or modify the payment terms of any Fee-For-Service Receivable. If any Credit Party obtains Knowledge of any matter that, in such Credit Party's commercially reasonable judgment, may materially affect the collectibility of any Fee-For-Service Receivable, including information regarding the applicable Obligor's creditworthiness, Credit Parties will promptly so advise Lender in writing. Credit Parties shall notify Lender promptly of all material disputes and claims with the Obligor of any Fee-For-Service Receivable and settle or adjust the same in a commercially reasonable manner, or contest such disputes or claims at no expense to Lender; but no material discount, credit or allowance shall be granted to any Obligor in respect of any such dispute or claim without Lender's consent, except, as long as no Event of Default has occurred and is continuing, for discounts, credits and allowances made or given in the ordinary course of Credit Parties' business.

          (i)    Credit Parties shall not accept any note or other instrument (except a check or other instrument for the immediate payment of money) with respect to any Receivable, other than with respect to a Receivable on which the Obligor is a natural person, without Lender's prior written consent. If Lender consents to the acceptance of any such instrument, it shall be considered as evidence of the Receivable and not payment thereof and Credit Parties will promptly deliver such instrument to Lender appropriately endorsed, regardless of the form of presentment, demand, notice of dishonor, protest, and notice of protest with respect thereto.

Section 8.    Representations and Warranties.    Each Credit Party represents and warrants to Lender as follows:

        8.1.    Organization, Authority, etc.    Each Credit Party is duly organized, validly existing and in good standing under the laws of the state of its incorporation or formation, with all requisite power, authority and legal right to: (a) own or lease its assets; (b) conduct its business as presently conducted; (c) execute, deliver and perform this Agreement and the other Loan Documents; and (d) consummate the transactions contemplated hereby and thereby. Each Credit Party is duly qualified and authorized to conduct its business and is qualified, authorized and in good standing in each jurisdiction in which qualification, authorization and good standing are necessary for such Person's conduct of its business or such Credit Party's performance of its obligations or in which failure to do so would have a Material Adverse Effect.

        8.2.    Due Authorization, Non-Contravention, etc.    The execution, delivery and performance of this Agreement and the other Loan Documents to which each Credit Party or any of its Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby, (a) are within such Person's corporate or other powers, (b) have been duly and validly authorized by all requisite action on the part of such Person, and (c) do not and will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, constitute the basis for acceleration of any indebtedness, or result in the creation or imposition of any Lien upon any of such Person's properties or assets pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument by which it is bound or to which any of its properties or assets are subject, nor will such action result in any violation of the provisions of any Requirement of Law applicable to such Person or any of its assets.

        8.3.    Governmental and Other Approvals.    No Permits of or with any Governmental Authority, Obligor or other Person is required in connection with the due execution, delivery and performance by each Credit Party and any of its Subsidiaries of this Agreement and the other Loan Documents to which such Credit Party and Subsidiaries are parties, except for the filing of financing statements.

        8.4.    Validity, etc.    This Agreement and the other Loan Documents have been duly and validly authorized, executed and delivered by Credit Parties and their Subsidiaries, and constitute valid and legally binding obligations, enforceable against each such Person in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

        8.5.    Litigation, etc.    Except as set forth on Schedule 8.5 attached hereto, there are no: (a) actions, suits, proceedings, audits, or investigations pending or, to Credit Parties' Knowledge, threatened, before any court, administrative agency, arbitrator, Governmental Authority or other tribunal (i) which, if determined adversely to any Credit Party or any Subsidiary of any Credit Party, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (ii) asserting the invalidity of this Agreement or any Loan Document, in whole or in part, or (iii) questioning the consummation by any Credit Party or any Subsidiary of any Credit Party of any of the transactions contemplated by this Agreement; (b) pending or threatened civil or criminal investigations by any Governmental Authority, the National Association of Securities Dealers, Inc., any similar organization or any securities exchange involving any Credit Party, any Subsidiary of any Credit Party, or its or any of their respective Affiliates, officers or directors, and no Credit Party, any Subsidiary of any Credit Party or its or any of their respective officers or directors has been involved in, or is the subject or target of, any civil or criminal investigation by any Governmental Authority, the National Association of Securities Dealers, Inc., any similar organization or any securities exchange or pending or contemplated Insolvency Proceeding.

        8.6.    Conduct of Business.    The primary business of the Credit Parties is, and will at all times continue to be, the provision of healthcare services, including professional services, healthcare products, ancillary healthcare support, healthcare goods and equipment and/or management services to providers of healthcare services and healthcare goods and equipment. Credit Parties have, will continue to have and will maintain all necessary Permits, licenses, agreements, accreditations, certifications, contracts, provider and supplier numbers and governmental consents necessary to operate and conduct its business as it is presently being conducted, subject to minor exceptions and deficiencies which could not reasonably be expected to have a Material Adverse Effect.

        8.7.    Credit Party Information, Capitated Contracts, and Transaction Documents.

          (a)   Credit Parties have delivered to Lender a completed form of Schedule 8.7 attached hereto with respect to each Credit Party, and all information set forth therein is complete, correct and does not fail to state a material fact necessary for the Lender's completion of its due diligence with respect to Credit Parties and the transactions contemplated hereby. The respective address(es) set forth in Schedule 8.7 for each Credit Party is, and for at least the past six months has been, such Credit Party's mailing address, its chief executive office, its principal place of business, and/or the office where all of the Books and Records of such Credit Party are maintained. All Collateral other than the Collateral pledged pursuant to the Pledge Agreements is located only at the address(es) set forth in Schedule 8.7. Credit Parties do not, and have not during the past five (5) years, transacted business under any trade, fictitious or assumed name other than those set forth on Schedule 8.7. During the past 5 years, no Credit Party has been a party to a merger or consolidation and has not acquired all or substantially all of the assets of any Person except as set forth on Schedule 8.7.

          (b)   In addition, Section 8.7 lists or describes all Capitated Contracts (but not necessarily all amendments to each such contract) to which each Credit Party is a party that are in effect on the Closing Date.

          (c)   On or prior to the Closing Date, Credit Parties have delivered to Lender with respect to each PMG Credit Party true, accurate and complete copies of all Transaction Documents to which such PMG Credit Party is a party, each of which is listed on Schedule 8.7. The execution, delivery and performance of the Transaction Documents to which each PMG Credit Party is a party is within such PMG Credit Party's powers, are not in conflict with any charter, by-law or the articles or certificate of incorporation or formation or other organizational documents of such PMG Credit Party and do not result in breach of or constitute a default under any material contract, obligation, indenture or other instrument to which such PMG Credit Party or the holder of Stock in such PMG Credit Party or by which such PMG Credit Party or the holder of Stock in such PMG Credit Party is bound or affected. There is no law, rule or regulation, whether relating to the practice of medicine or otherwise, nor any judgment, decree or order of any court or Governmental Authority binding on any PMG Credit Party or any holder of Stock in such PMG Credit Party which would be contravened by the execution, delivery, performance or enforcement of the Transaction Documents to which such PMG Credit Party or the holder of Stock in such PMG Credit Party is a party. Each PMG Credit Party has taken all corporate action necessary to authorize the execution and delivery of the Transaction Documents to which such PMG Credit Party is a party, and the consummation of the transactions contemplated thereby.

        8.8.    Compliance with Requirements of Laws, etc.    Each Permit and governmental agreement and contract to which any Credit Party is a party or is bound is in full force and effect, has not been amended or otherwise modified, rescinded, revoked or assigned and does not contain any provision prohibiting the transfer of the related Obligor's payment obligation thereunder from the patient to the applicable Credit Party or from such Credit Party to Lender. Each Credit Party is in compliance in all material respects with all Requirements of Laws and all contracts relating to Receivables. No condition exists and no event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any governmental consent or Permit applicable to any Credit Party or Subsidiary or any facility owned or operated by it or such facility's participation in the applicable governmental programs. There is no claim or basis for a claim that any such governmental certification, governmental agreement, contract or governmental consent is not in full force and effect.

        8.9.    Tax Matters.    Except as set forth on Schedule 8.9, each Credit Party and each of its Subsidiaries (a) has timely filed all tax reports and returns required by foreign, federal, state and local law, (b) have timely paid all taxes, assessments, deposits, contributions and other governmental charges shown or determined to be due on such returns and reports (including without limitation, payroll, employee withholding and other similar taxes and charges), except those being contested in good faith and by appropriate proceedings, and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns and reports apply. Lender, in its sole discretion, may require Credit Parties to hire an outside payroll service if there is any question as to the timely payment of payroll and/or payroll taxes.

        8.10.    Offsets.    Except as set forth on Schedule 8.10 attached hereto, to the Knowledge of Credit Parties, there is no basis for (a) any Offsets asserted or threatened to be asserted against any Credit Party by any Obligor (including but not limited to amounts due to Medicare or the IRS), or (b) any overdue or delinquent liabilities or Indebtedness which could give rise to a right of a federal Governmental Authority or any other Person to offset or levy with respect to such liabilities or Indebtedness against any Receivables, or payments due thereon.

        8.11.    Financial Statements and Projections.

          (a)   All financial statements and reports delivered by Credit Parties to Lender (including, without limitation, all such financial statements delivered in connection with Lender's due diligence and underwriting with respect to this transaction) have been prepared in accordance with GAAP (except as set forth therein) and fairly present the financial position and results of operations of Credit Parties and their Subsidiaries as of the dates and for the periods indicated. There are no material liabilities (contingent or otherwise) of Credit Parties or any of its Subsidiaries which are not disclosed in the balance sheets included in such financial statements.

          (b)   All financial projections delivered by Credit Parties to Lender (including, without limitation, all such financial statements delivered in connection with Lender's due diligence and underwriting with respect to this transaction) have been prepared in good faith, based on assumptions which were reasonable when made, all of which assumptions are stated therein, and reflect reasonable estimates of Credit Parties of the results of operation and other information projected therein. To the Knowledge of Credit Parties, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections.

        8.12.    Employee Benefit Plans.    Schedule 8.12 sets forth all Employee Benefit Plans of Credit Parties and any ERISA Affiliate. Each such Employee Benefit Plan has been maintained in all material respects with the provisions of ERISA and, to the extent, applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions. None of Credit Parties or any ERISA Affiliate has incurred any material liability to the Pension Benefit Guaranty Corporation or any Employee Benefit Plan on account of any failure to meet the contribution requirements of such Employee Benefit Plan, or as a result of a complete or partial withdrawal from a Multiemployer Plan, and no event has occurred or conditions exist which present a material risk that any Credit Party or any ERISA Affiliate will incur any material liability as a result of the foregoing circumstances. The consummation of the transactions contemplated by this Agreement will not result in any prohibited transaction under ERISA or the Code for which an exemption is not available.

        8.13.    Subsidiaries and Affiliates; Capitalization; Solvency.

          (a)   Except as set forth on Schedule 8.13, no Credit Party has any direct or indirect Subsidiaries or Affiliates and no Credit Party is engaged in any joint venture or partnership. Each

  Credit Party is the record and beneficial owner of all of the issued and outstanding shares of Stock of each of its Subsidiaries listed on Schedule 8.13, and there are no proxies, irrevocable or otherwise, with respect to such shares, and no equity securities of any of such Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature.

          (b)   Schedule 8.13 correctly sets forth the number of shares of each Credit Party's Stock of each class authorized and the number thereof outstanding, the name of each of Credit Parties' respective shareholders and the number of shares of each class of Stock owned by such shareholders (except with respect to Holdings, in which case only the name of each beneficial owner of 5% or more of each class of Holdings' stock as appearing in that certain Amendment No. 2 to Form 10 of Holdings filed with the SEC on August 27, 2004 are set forth). All of said outstanding shares are validly issued, fully paid and nonassessable and owned by such shareholders as specified in such Schedule, free of any Lien except as specified in such Schedule (other than Liens in favor of Lender, if applicable, and any Liens on outstanding shares of Holdings). Except as set forth in Schedule 8.13, no Credit Party is obligated in any manner to issue any additional shares of Stock.

          (c)   Each Credit Party: (i) is and will remain Solvent both before and after giving effect to the transactions contemplated by this Agreement; (ii) has not and will not incur debts or liabilities beyond its ability to pay; (iii) will, after giving effect to the transactions contemplated by this Agreement, have an adequate amount of capital to conduct its business in the foreseeable future; and (iv) has made the grant of a security interest in the Collateral hereunder in good faith and without intent to hinder, delay or defraud any of its creditors.

        8.14.    Restrictions on Subsidiaries; Security Interests.

          (a)   Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of Credit Parties permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Credit Party or any of its Subsidiaries which prohibit or otherwise restrict (i) the transfer of cash or other assets (A) between a Credit Party and any of its Subsidiaries or (B) between any Subsidiaries of a Credit Party, or (ii) the ability of any Credit Party or Subsidiary to incur Indebtedness or grant Liens to Lender in the Collateral.

          (b)   The execution and delivery of this Agreement and the filing of financing statements against the Collateral under the UCC where required will result in a first priority Lien and security interest in favor of Lender in all presently existing and hereafter created or acquired Collateral, subject only to the Permitted Liens, enforceable against Credit Parties and all creditors of, and purchasers from, Credit Parties.

        8.15.    Deposit Accounts.    A complete list of all of each Credit Party's Deposit Accounts (including account numbers and addresses for each Deposit Account bank) is set forth on Schedule 8.15.

        8.16.    Environmental Matters.    Except as set forth in Schedule 8.16, no Credit Party nor, to Credit Parties' Knowledge, any other Person, has ever caused or permitted any Hazardous Material to be disposed of on or under any real property owned, leased or operated by any Credit Party, or in which any Credit Party ever held, directly any legal or beneficial interest or estate, and no such real property has ever been used by any Credit Party or, to Credit Parties' Knowledge, any other Person, as a disposal site or permanent or temporary storage site for any Hazardous Material. Each Credit Party has been issued and is in compliance with all material Permits relating to environmental matters, and have filed all notifications and reports required under applicable Environmental Laws, the failure to have or comply with which could reasonably be expected to have a Material Adverse Effect. All Hazardous Materials used or generated by Credit Parties or any business merged into or otherwise acquired by any Credit Party have been generated, accumulated, stored, transported, treated, recycled and disposed of in compliance with all Environmental Laws, except where the failure so to comply could not reasonably be expected to have a Material Adverse Effect. No Credit Party has any liabilities with respect to Hazardous Materials, and to Credit Parties' Knowledge, no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials which could reasonably be expected to have a Material Adverse Effect.

        8.17.    Insurance.    Schedule 8.17 lists all insurance policies of any notice maintained as of the Closing Date by any Credit Party as well as a summary of the terms of each such policy.

        8.18.    Commercial Tort Claims.    Schedule 8.18 sets forth all commercial tort claims (as defined in the UCC) held by any Credit Party as of the Closing Date.

        8.19.    Intellectual Property.    As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now conducted by it or presently proposed to be conducted by it, and each Patent, Trademark, registered Copyright and license thereof is listed, together with application or registration numbers, as applicable, in Schedule 8.19. Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Schedule 8.19, no Credit Party is aware of any material infringement claim by any other Person with respect to any Intellectual Property.

        8.20.    Labor Matters.    Except as set forth on Schedule 8.20, as of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Schedule 8.20 have been delivered to Lender); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's Knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's Knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

        8.21.    Health Care Matters.    Without limiting the generality of any other provision contained herein, each Credit Party and each of its Subsidiaries represents and warrants to Lender as follows:

          (a)    Compliance with Health Care Laws; Permits.    Each Credit Party and each of its Subsidiaries, and any Person acting on their behalf, is in compliance in all material respects with all Health Care Laws applicable to it, its products and its properties or other assets or its business or operation, including its provision of professional services. Each Credit Party and each of its Subsidiaries, and any Person acting on their behalf, has in effect all Permits, including, without limitation, all Permits necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations, including its provision of professional services, as presently conducted. All such Permits are in full force and effect and there has occurred no default under, or violation of, any such Permit. Except as set forth on Schedule 8.5, no action, demand, requirement or investigation by any Governmental Authority and no suit, action or proceeding by any other person, in each case with respect to each Credit Party, any of its Subsidiaries, any Person acting on their behalf, or any of their respective properties, other assets or provision of professional services under any Requirements of Law, is pending or, to the knowledge of each Credit Party and its Subsidiaries, threatened.

          (b)    Filings.    Except as set forth on Schedule 8.21, all reports, documents, claims, notices or approvals required to be filed, obtained, maintained or furnished to any Governmental Authority have been so filed, obtained, maintained or furnished, and all such reports, documents, claims and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing).

          (c)    Material Statements.    No Credit Party nor any of its Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact required to any Governmental Authority, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to constitute a violation of any Health Care Law. No Credit Party nor any of its Subsidiaries, nor any officer, affiliate, employee or agent of any Credit Party or any of its Subsidiaries, has made any untrue statement of fact regarding claims incurred but not reported.

          (d)    Billing.    Each Credit Party, each of its Subsidiaries and each contracting physician of a Credit Party or Subsidiary (to the extent required) has the requisite provider number or other Permit to bill the Medicare program (to the extent such entity participates in the Medicare program), the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs (as defined below), including but not limited to Capitated Contracts with managed care organizations, that each Credit Party and each of its Subsidiaries currently bill. There is no investigation, audit, claim review, or other action pending, or to the knowledge of any Credit Party or its Subsidiaries, threatened which could result in a revocation, suspension, termination, probation, restriction, limitation, or non-renewal of any Third Party Payor (as defined below) provider number or result in any Credit Party's or any Subsidiaries' exclusion from any Third Party Payor Program. No Credit Party nor each of its Subsidiaries has billed or received any payment or reimbursement in excess of amounts allowed by any Health Care Law or other law. For purposes of this Agreement, a "Third Party Payor" means Medicare, Medicaid, TRICARE, Blue Cross and/or Blue Shield, state government insurers, private insurers and any other person or entity which presently or in the future maintains Third Party Payor Programs. In addition, for purposes of this Agreement, "Third Party Payor Programs" means all third party payor programs in which each of the Credit Parties and each of its Subsidiaries participates (including, without limitation, Medicare, Medicaid, TRICARE or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance programs).

          (e)    Proceedings.    There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Authority against or affecting any Credit Party or any of its Subsidiaries relating to any of the Health Care Laws.

          (f)    Prohibited Transactions.    Neither the Credit Parties nor any Subsidiary nor any Person acting on behalf of the Credit Parties or any Subsidiary is a party to any contract, lease agreement or other arrangement (including any joint venture or consulting agreement) with any physician, health care facility, hospital, nursing facility, home health agency or other person who is in a position to make or influence referrals to or otherwise generate business to provide services, lease space, lease equipment or engage in any other venture or activity, other than agreements which are in compliance with all applicable Health Care Laws. Neither the Credit Parties nor any Subsidiary, nor any person acting on behalf of the Credit Parties or any Subsidiary, directly or indirectly: (1) offered or paid any remuneration, in cash or in kind, to, or made any financial arrangements with, any past, present or potential patient, supplier, medical staff member, contractor or Third Party Payor of the Credit Parties and/or any Subsidiary in order to illegally obtain business or payments from such person; (2) given or agreed to give, or is aware that there has been made or that there is any illegal agreement to make, any illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any past, present or potential patient, supplier, contractor, Third Party Payor or any other person; (3) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of any government entity having jurisdiction over such payment, contribution or gift; (4) established or maintained any unrecorded fund or asset for any purpose or made any misleading, false or artificial entries on any of its books or records for any reason; or (5) made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any person with the intention or understanding that any part of such payment would be used or was given for any purpose other than that described in the documents supporting such payment.

          (g)    Medicare/Medicaid.    There are no Medicare or Medicaid termination proceedings underway with respect to any of the Credit Parties, each entity meets the Medicare conditions of participation and, to our knowledge after such reasonable investigation under the circumstances, no employee or independent contractor to any of the Credit Parties has been excluded in participating in Medicare or Medicaid or any similar federal programs.

          (h)    Compliance.    Credit Parties possess and implement all necessary policies and procedures to ensure that all aspects of Credit Parties operations, their employees, and all healthcare providers under contract with any Credit Party, comply with all applicable Health Care Laws.

        8.22.    No Material Misstatement, etc.    The application made by Credit Parties to Lender in connection with this Agreement, and the statements made herein or therein and in any materials furnished in connection herewith or therewith, were, on the date furnished, and are, on the date hereof, true and correct and are true and correct on the Closing Date.

        8.23.    Single Economic Enterprise.    Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share an identity of interests such that any benefit received by any one of them benefits the others. Borrowers and Guarantors render certain services to or for the benefit of the other Borrowers and/or Guarantors, as the case may be, purchase or sell and supply certain goods to or from or for the benefit of the others, make loans, advances and provide certain other financial accommodations to or for the benefit of each other (including, inter alia, the payment by Borrowers and Guarantors of creditors of each other and guarantees by Borrowers and Guarantors of the indebtedness of each other) and provide certain administrative, marketing, payroll and management services to or for the benefit of each other.

Section 9.    Affirmative and Negative Covenants.

        9.1.    Conduct of Business; Maintenance of Existence.

          (a)   Each Credit Party shall (i) continue to conduct its business substantially as now conducted and (ii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices. No Credit Party shall engage in any business other than the businesses currently engaged in by the Credit Parties or any business reasonably related thereto.

          (b)   Each Credit Party shall, and shall cause each of its Subsidiaries to, at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all Permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted (except for such minor exceptions and deficiencies which could not reasonably be expected to have a Material Adverse Effect).

          (c)   No Credit Party nor any Subsidiary of any Credit Party shall change its mailing address, chief executive office, principal place of business or location of its Books and Records, close any existing place of business or change the location of any Collateral, or transact business under any trade, fictitious or assumed names other than those set forth in Schedule 8.7, or open a new place of business without providing at least thirty (30) days' prior written notice to Lender.

        9.2.    Compliance with Laws and Contracts.    Each Credit Party shall, and shall cause each of its Subsidiaries to, comply at all times with all Requirements of Law. Each Credit Party shall comply with its obligations under any contracts, including without limitation, Capitated Contracts and those relating to Receivables other than the Capital Contract Rights.

        9.3.    Payment of Taxes and Claims.    Each Credit Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued, and with respect to which adequate reserves have been set aside on the books of the applicable Person.

        9.4.    Insurance.

          (a)   Credit Parties shall, and shall cause each of their respective Subsidiaries to, keep the Collateral insured with financially sound and reputable insurers against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Credit Parties shall, and shall cause each of their respective Subsidiaries to, maintain business interruption, professional liability, workers' compensation, public liability, and other property damage insurance relating to Credit Parties' ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation. All policies or insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Lender. Contemporaneously with the execution of this Agreement, and within fifteen (15) days of any date when any additional or replacement insurance coverage is obtained or any such policy is renewed (and in any event no less frequently than annually), Credit Parties shall deliver to Lender true copies of certificates of insurance with respect to such policies or additional insurance or replacement policies, which certificates (i) in the case of property and casualty policies, shall contain an endorsement or rider satisfactory to Lender showing Lender as loss payee and additional insured thereof, and (ii) in the case of general liability policies, shall contain an endorsement or rider showing the Lender as an additional insured. Every policy of insurance referred to in this Section 9.4 shall contain an agreement by the insurer that it will not cancel such policy except after thirty (30) days prior written notice to Lender and Credit Parties will use their best efforts to obtain an undertaking from the insurer that any loss payable thereunder shall be payable notwithstanding any act or negligence of any Credit Party or Lender that might, absent such agreement, result in a forfeiture of all or a part of such insurance payment and notwithstanding occupancy or use of the real property for purposes more hazardous than permitted by the terms of such policy. Credit Parties shall deliver to Lender, within five (5) Business Days of any request by Lender, certified copies of such policies of insurance and evidence of the payment of all premiums therefor.

          (b)   Credit Parties shall notify Lender in writing immediately upon the occurrence of any loss or other casualty which may reasonably be expected to give rise to a Material Insurance Claim. Notwithstanding anything to the contrary contained in any insurance policies, all proceeds of any Material Insurance Claims paid to any Credit Party or any of its Subsidiaries shall immediately be delivered to Lender.

          (c)   Upon the occurrence and during the continuance of any Event of Default: (i) pursuant to a process in which Credit Parties and/or their Subsidiaries may participate but not direct or control, Lender shall be entitled to settle and adjust all Material Insurance Claims; and (ii) Lender may deduct from any insurance proceeds the amount of all expenses incurred by Lender in connection with any such settlement or adjustment of a Material Insurance Claim. Absent the occurrence and continuation of an Event of Default, Credit Parties and/or their Subsidiaries may settle and adjust all Material Insurance Claims.

          (d)   So long as (i) no Event of Default shall have occurred and then be continuing or result from the release of such funds or the making of any Advance to Borrowers; and (ii) in Lender's reasonable judgment, appropriate arrangements have been made to ensure that the Collateral will not be materially impaired, the Lender shall permit the Credit Parties to use the proceeds of any Material Insurance Claims to replace, repair, restore or rebuild the Collateral in accordance with the terms of this section. All insurance proceeds that are to be made available to any Credit Party to replace, repair, restore or rebuild the Collateral shall be applied by Lender to reduce the outstanding principal balance of the Revolving Loan (which application shall not result in a permanent reduction of the Revolving Credit Commitment) and upon such application, Lender shall establish a Availability Reserve against the Revolving Credit Borrowing Base in an amount equal to the amount of such proceeds so applied. Thereafter, such funds shall be made available to Credit Parties to provide funds to replace, repair, restore or rebuild the Collateral as follows: (i) Borrower Agent shall request an Advance be made to Borrowers in the amount requested to be released; (ii) so long as the conditions set forth in Section 4.2 have been met, Lender shall make such Advance; and (iii) in the case of insurance proceeds applied against the Revolving Loan, the Availability Reserve established with respect to such insurance proceeds shall be reduced by the amount of such Advance. To the extent not used to replace, repair, restore or rebuild the Collateral, such insurance proceeds shall be applied in accordance with Section 3.2.2(d); provided that the Lender, in the sole option of the Lender, may establish and maintain a permanent Availability Reserve in respect of such insurance proceeds so applied less any decrease in the Revolving Credit Borrowing Base occasioned by such loss.

        9.5.    Financial Statements and Other Information.

          (a)    Financial Statements.    Credit Parties shall, and shall cause any Subsidiary to, keep proper Books and Records in which entries that are true and complete in all material respects shall be made of all dealings or transactions of or in relation to the Collateral and the business of each Credit Party and its Subsidiaries in accordance with GAAP (except in the case of unaudited financial statements for the absence of footnotes and subject to normal year end adjustments). Credit Parties shall furnish Lender, promptly upon request, such financial and other information and statements as Lender shall reasonably request from time to time regarding the Collateral and Credit Parties' business affairs, financial condition and operations, and shall notify the auditors and accountants of Credit Parties that Lender is authorized to obtain such information directly from such Persons. Without limiting the foregoing, Credit Parties shall furnish or cause to be furnished to Lender each of the financial statements and reports described below on or before the dates indicated:

            (i)    Interim Financial Statements.    Within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of each Credit Party and its Subsidiaries, as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Credit Parties, subject to normal year-end adjustments and the absence of footnotes, together with a Compliance Certificate in the form attached hereto as Exhibit G relating to such monthly period.

            (ii)    Quarterly Financial Statements.    Within forty five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated and consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operations of each Credit Party and its Subsidiaries, as of the end of and through such fiscal quarter, certified to be correct in all material respects by the chief financial officer (and, upon Lender's request, the chief executive officer) of Credit Parties, subject to normal year-end adjustments and the absence of footnotes, together with a Compliance Certificate in the form attached hereto as Exhibit G relating to such quarterly period.

            (iii)    Audited Financial Statements.    Within hundred and twenty (120) days after each Fiscal Year End, audited consolidated and consolidating financial statements of Credit Parties and their respective Subsidiaries (including in each case balance sheets, statements of income and loss, cash flow and shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Credit Parties and such Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants (which accountants shall be an independent accounting firm selected by Credit Parties and reasonably acceptable to Lender), that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Credit Parties and such Subsidiaries as of the end of and for the fiscal year then ended.

            (iv)    Covenant Compliance Schedules.    Together with the interim financial statements to be delivered at the end of each month and/or each fiscal quarter pursuant to clause (i) above, a schedule in form reasonably satisfactory to Lender setting forth the calculations used in determining whether Credit Parties were in compliance with the covenants set forth in Section 10 for such monthly or quarterly period.

            (v)    Projections.    No later than thirty (30) days after Credit Parties' Fiscal Year End, detailed projections (inclusive of balance sheet and income statement) relative to each Credit Party, prepared on a consolidated and consolidating, and month by month basis, for the fiscal year immediately succeeding such Fiscal Year End.

          (b)    Additional Information.    Credit Parties shall cause to be delivered to Lender the following items no later than the dates listed:

            (i)    Notice of Defaults.    Promptly upon Credit Parties obtaining Knowledge thereof, written notification of any Event of Default or Default, specifying the nature of such Event of Default or Default, the period of the existence thereof and the action Credit Parties propose to take with respect thereto.

            (ii)    Governmental Communications.    Within ten (10) Business Days after the sending, filing or receipt thereof, copies of all reports and statements that any Credit Party or Subsidiary of any Credit Party sends to or receives from any Governmental Authority or that any Credit Party sends to its shareholders generally, including any cost reports, audits, and copies of registration statements that any Credit Party or Subsidiary of any Credit Party files with the Securities and Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc.

            (iii)    Healthcare Matters.    Within five (5) Business Days after Credit Parties obtaining Knowledge thereof:

              a.     Notice of any investigation or audit, or pending or threatened proceedings relating to any violation by any Credit Party, any Subsidiary, or any health care facility to which a Credit Party or any Subsidiary provides services, of any Health Care Laws (including, without limitation, any investigation or audit or proceeding involving violation of any of the Medicare and/or Medicaid fraud and abuse provisions);

              b.     Copies of any written recommendation from any Governmental Authority or other regulatory body that any Credit Party, any Subsidiary, or any Obligor to which any Credit Party or any Subsidiary provides services should have its licensure, provider or supplier number, or accreditation suspended, revoked, or limited in any way, or have its eligibility to participate in TRICARE, Medicare or Medicaid or to accept assignments or rights to reimbursement under TRICARE, Medicaid or Medicare regulations suspended, revoked, or limited in any way;

              c.     Notice of any claim to recover any alleged material overpayments with respect to any Receivables including, without limitation, payments received from TRICARE, Medicare, Medicaid or from any private insurance carrier;

              d.     Notice of termination of eligibility of any Credit Party, any Subsidiary of any Credit Party, or any health care facility to which any Credit Party provides services to participate in any reimbursement program of any private insurance carrier, managed care or similar organization, or other Obligor applicable to it;

              e.     Notice of any material reduction in the level of reimbursement expected to be received with respect to any Receivables;

              f.      Notice of any reimbursement payment contract or process that results or is reasonably expected to result in any claim against a Credit Party or any Subsidiary of such Credit Party (including on account of overpayments, settlement payments, appeals, repayment plan requests);

              g.     Copies of any report or communication from any Governmental Authority in connection with any inspection of any facility of a Credit Party or any Subsidiary of such Credit Party; and

              h.     Notice of any healthcare provider's fees being contested or disputed.

            (iv)    Notice of Litigation, Claims against Collateral, Adverse Events, etc.    Promptly (and in any event within five (5) Business Day) upon obtaining Knowledge thereof, written notice in reasonable detail of: (A) any Lien, material claim, attachment or material legal process in excess of $100,000 in the aggregate for all such Liens, claims, attachments or legal processes, asserted or levied against any Credit Party or any Collateral; (B) the loss or damage to any material Collateral; (C) any reimbursement or other Offset or recoupment by any Governmental Authority, including but not limited, to the IRS; (D) the commencement of any audit, investigation or judicial or administrative proceeding by any Obligor or Government Authority, or any criminal or civil investigation initiated, claim filed or disclosure required by the Office of Inspector General, the Department of Justice, CMS (formerly HCFA), or any other Governmental Authority, or any claim filed under the False Claims Act or any other Requirement of Law; (E) any notice of default, termination or of any other material nature received by any Credit Party from the owner of any leased premises occupied by any Credit Party; or (F) the occurrence of any other event which could reasonably be expected to have a Material Adverse Effect.

            (v)    Tax Returns.    Copies of (A) each Credit Party's annual federal income tax returns as filed with the Internal Revenue Service, commencing with its first Fiscal Year End after the Closing Date, such return to be delivered to Lender not later than thirty (30) days after the filing date, (B) each Credit Party's payroll tax return as filed with the Internal Revenue Service on Form 941 for each calendar quarter, to be delivered no later than the last day of the calendar quarter in which it is required to be filed, together with monthly documentation of payment of any sums due in respect of payroll taxes, and (C) any applicable sale tax filings not later than thirty (30) days after the filing date thereof, together with monthly documentation of payment of any sums due in respect of sales taxes.

            (vi)    Accounts Aging Reports.    Together with the interim financial statements to be delivered at the end of each month pursuant to clause pursuant to Section 9.5(a)(i) above, but in any event no later than the thirtieth (30th) day of each calendar month, a detailed accounts payable aging for the previous month, including all month-end reconciliations as reasonably requested by Lender.

            (vii)    ERISA Information.    Copies of any ERISA reports filed with a Governmental Authority as required by ERISA or other reports related to any employee pension or benefits plan within thirty (30) days of Credit Parties' Fiscal Year End, or if such report is required by either state or federal law to be filed at a different time or more frequently, within one (1) Business Day of the filing of any such report.

            (viii)    Obligor Information.    Upon request by Lender and in any event no less frequently than every three (3) months, a complete listing of all Obligors of Credit Parties, together with a complete listing of all rates for each Obligor or Obligor class and, immediately upon receipt thereof, copies of all rate adjustment notifications from any Obligor.

            (ix)    Licensing Information.    Copies of all required operating, medical or provider licenses, as they are renewed, but no less frequently than every year.

            (x)    Inspection / Survey Information.    Copies of the results of any licensing survey or other inspection report within five (5) Business Days of its receipt by Credit Parties.

            (xi)    Good Standing Certificates.    Annually, upon written request by Lender, certificates of good standing and legal existence with respect to each Credit Party issued by the Secretary of State of the state of its respective incorporation or formation.

            (xii)    Capitated Contracts.    Quarterly, on or prior to the thirtieth (30th) day following the end of each calendar quarter, Credit Parties shall provide Lender a schedule listing all then existing Capitated Contracts and their expiration dates. In addition, promptly, but in any case not later than three (3) Business Days after any Credit Party obtains Knowledge thereof, Credit Parties shall advise Lender in writing of the termination or non-renewal of any Capitated Contract, any adjustment in the per-patient price or rate of payment under any Capitated Contract, or any adjustment, offset or deduction in respect of Capitated Contract Rights for retroactive additions and/or deletions of patients covered by Capitated Contracts during any consecutive 60-day period the payments under which Capitated Contract constituted, alone or together with payments under all other Capitated Contracts terminated or non-renewed or with respect to which any adjustment in the per-patient price or rate of payment under any Capitated Contract or any adjustment, offset or deduction in respect of Capitated Contract Rights for retroactive additions and/or deletions of patients covered by Capitated Contracts was made during such 60-day period, in excess of five percent (5%) of the aggregate payments under all Capitated Contracts during the immediately preceding twelve month period.

            (xiii)    IBNR Reports.    Monthly, on or prior to the thirtieth (30th) day after the end of each calendar month, Credit Parties shall provide a report of IBNR (incurred but not reported) items for such month, which report shall include, but not be limited to, the claims lag analysis prepared by Borrowers for each PMG Credit Party. Such reports shall be in form and substance satisfactory to Lender and shall be prepared using the per-member-per-month ("PMPM") method, and will include all medical expenses.

            (xiv)    Actuarial Reports.    Promptly upon receiving actuarial reports as of March 31 and September 30 of each year, Credit Parties shall provide a copy thereof to Lender.

            (xv)    Healthcare Service Plan License Reports.    As soon as available but not later than thirty (30) days after submission thereof to the California Department of Managed Health Care or the corresponding agency of another state and/or any other applicable or successor state agency or body, each Credit Party will provide Lender (a) written notice of any application for, or the grant of, any Healthcare Service Plan License and (b) all reports and/or financial statements required under any such Credit Party's Healthcare Service Plan License, if any.

            (xvi)    Master Obligor Notice Schedules.    Credit Parties shall update each of the schedules of applicable Obligors attached to the master Obligor Notices referenced in Section 5.2 and such updated schedules shall be delivered to Lender at the end of each 180-day period commencing with the first such period ending 180 days after the Closing Date, with the listing of all the applicable Obligors as of the date reasonably proximate to the last day of each such 180-day period.

            (xvii)    Compliance.    Credit Parties shall regularly review and revise their policies and procedures to ensure continuing compliance by the Credit Parties, their employees and all healthcare providers under contact with any Credit Party with all applicable Health Care Laws and maintain appropriate programs and procedures for communicating such policies and procedures to all employees of any Credit Party and healthcare providers under contract with any Credit Party and for making sure that all employees of any Credit Party are able to report violations of any Health Care Laws and have such reports adequately addressed and corrected as soon as practicable

            (xviii)    Miscellaneous.    All other items, documents or information reasonably required by Lender.

        9.6.    Merger, Reincorporation and Disposition of Assets.    Credit Parties shall not, and shall not permit any Subsidiary to, directly or indirectly: (a) merge or consolidate with any other Person, provided, however, that upon not less than ten (10) Business Days prior written notice to Lender, one or more Credit Parties may merge, amalgamate or consolidate with each other, as long as if one or more of such Credit Parties is a Borrower, such Borrower shall be the surviving entity; (b) wind up, liquidate or dissolve; (c) change its legal name or reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof; or (d) sell, assign, lease, transfer, abandon or otherwise dispose of any assets, except for (i) upon not less than ten (10) Business Days prior written notice to Lender, the transfer of assets from one Credit Party to another Credit Party as long as such transaction is in the ordinary course of and pursuant to the reasonable requirements of the business of any such Credit Party and upon fair and reasonable terms which are fully disclosed to Lender and is no less favorable to any such Credit Party than would be obtained in a comparable arm's length transaction with a Person that is not an Affiliate, (ii) sales of Inventory in the ordinary course of business, and (iii) sales or dispositions of obsolete, worn out or nonfunctional equipment.

        9.7.    Restrictions on Liens.    Credit Parties shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien (whether senior or subordinate) on any of its assets, except for the following (collectively, "Permitted Liens"):

          (a)   Liens in favor of Lender;

          (b)   Liens for taxes which are not yet overdue or the validity of which is being contested in good faith by appropriate proceedings diligently pursued and for which reserves or other appropriate provision as shall be required by GAAP have been made therefor on such Credit Party's or Subsidiary's Books and Records;

          (c)   Liens securing Indebtedness described in Section 9.8(c) or Section 9.8(f) hereof, provided that such Liens attach only to such real or personal property acquired with the proceeds of such Indebtedness;

          (d)   Deposits under workman's compensation, unemployment insurance, social security and similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or similar bonds in the ordinary course of business;

          (e)   Non-consensual statutory Liens, arising in the ordinary course of business to the extent such Liens secure Indebtedness (i) which is not overdue or (ii) relating to claims or liabilities which are fully insured or to the extent such Liens are being contested in good faith by appropriate proceeding and for which Credit Parties shall have set aside on its books adequate reserves in accordance with GAAP;

          (f)    Reservations, exceptions, encroachments, easements, rights of way, covenants running with the land, and other similar title exceptions or encumbrances affecting any real estate owned or leased by any Credit Party; provided that they do not in the aggregate materially detract from the value of the real estate or materially interfere with its use in the ordinary course of the applicable Credit Party's business;

          (g)   Liens granted by any PGM Credit Party to secure such PMG Credit Party's payment obligations under the applicable Management Agreement as long as such Liens are subordinated pursuant to the Subordination Agreement; and

          (h)   Liens existing as of the Closing Date that are described on Schedule 9.7 attached hereto.

        9.8.    Restrictions on Indebtedness.    Credit Parties shall not, and shall not permit any Subsidiary to, create, incur, assume, or suffer to exist any Indebtedness or guaranty, assume, endorse, or otherwise become responsible for the obligations of any other Person, except:

          (a)   the Obligations;

          (b)   Indebtedness outstanding as of the date hereof and reflected on Schedule 9.8(b) hereto and any refinancing thereof on substantially similar terms ("Permitted Other Indebtedness");

          (c)   Indebtedness incurred in connection with the acquisition after the date hereof of any real or personal property by any Credit Party (other than obligations under Capitalized Leases) provided that as of any date of determination, the aggregate amount thereof shall not exceed the aggregate cumulative amount of Capital Expenditures permitted to Credit Parties hereunder through such date;

          (d)   guarantees of the Obligations by any Subsidiary of a Credit Party;

          (e)   Indebtedness consisting of Credit Party Intercompany Indebtedness, provided that: (i) such Credit Party Intercompany Indebtedness is evidenced by the Intercompany Note (which Intercompany Note shall be pledged and delivered to Lender as additional collateral security for the Obligations); (ii) each Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Lender; (iii) the obligations of each Credit Party under the Intercompany Note shall be subordinated to the Obligations of such Credit Party hereunder in a manner reasonably satisfactory to Lender; (iv) at the time any such intercompany loan or advance is made by any Credit Party to any other Credit Party and after giving effect thereto, each such Credit Party shall be Solvent; (v) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (vi) no Credit Party may repay, either directly or indirectly, nor shall any PMG Credit Party accept or retain any payment in respect of, all or any portion of any intercompany account owing by Holdings or any Management Credit Party to any PMG Credit Party in respect of any transfer of goodwill by any PMG Credit Party to Holdings or any Management Credit Party without the prior written approval of Lender.

          (f)    obligations under Capitalized Leases to the extent permitted under Section 10.1 hereof.

        9.9.    Restrictions on Payments.

          (a)    Stock.    Credit Parties shall not, and shall not permit their Subsidiaries to, directly or indirectly, declare or pay any dividends on account of any shares of any class of their Stock, or purchase, redeem, retire, or otherwise acquire for value any of their Stock (including, without limitation, pursuant to exercise of any put option or similar right), or make any distribution of assets to its shareholders, whether in cash, property, or in obligations of Credit Parties or their respective Subsidiaries, or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption or retirement of, any Stock, or make any other distribution by reduction of capital or otherwise in respect of any Stock (collectively, "Restricted Payments"), except for (i) Restricted Payments in the form of shares of Stock consisting solely of common stock, and options to acquire the same and (ii) Restricted Payments by any Credit Party or its Subsidiary to any other Credit Party in an amount necessary to fund federal and state income taxes attributable to the taxable income of such Credit Party for the sole purpose of funding such tax payments.

          (b)    Permitted Other Indebtedness.    Credit Parties agree that no money, property, or assets of any of the Credit Parties or any of their Subsidiaries shall be directly or indirectly paid, conveyed, or transferred (including the grant of any Lien) to or received by any other Person in connection with the Permitted Other Indebtedness without the prior written consent of Lender except Credit

  Parties shall be permitted to make the regularly scheduled and current payments of interest on account of the Permitted Other Indebtedness but only on the conditions that: (i) no Default or Event of Default has occurred or continues to exist because of non-payment by Credit Parties to any Person, including Lender; (ii) no payment by Credit Parties to any other Person would violate any financial covenant to Lender contained in any Loan Document; (iii) Lender has not declared a Default or an Event of Default by Credit Parties because of nonpayment to any Person, including Lender, by Credit Parties under any Loan Document; (iv) Lender has not accelerated the Obligations under the Loan Documents; and (v) Credit Parties continue to remain in compliance with all financial covenants after such payments have been made. The obligations of Credit Parties outlined in this Section 9.9(b) are collectively the "Payment Restrictions on Permitted Other Indebtedness."

          (c)    Intercompany Indebtedness.    No payment may be made on any Intercompany Indebtedness (other than Credit Party Intercompany Indebtedness) unless Lender has given its written consent, which may be withheld in Lender's discretion. No payment on any Credit Party Intercompany Indebtedness may be made from and after the occurrence and during the continuation of an Event of Default if Lender shall direct the Credit Parties to cease making such payments.

        9.10.    Transactions with Affiliates.    Except as set forth on Schedule 9.10 hereto, Credit Parties shall not, and shall not permit their Subsidiaries to, directly or indirectly: (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into or be a party to any transaction with any Affiliate of any Credit Parties or its Subsidiary, except in the ordinary course of and pursuant to the reasonable requirement of such Credit Party's or Subsidiary's business and upon fair and reasonable terms no less favorable to the applicable Credit Party or Subsidiary then would be obtained in a comparable arm's length transaction with a Person other than an Affiliate; (b) make any payments of compensation or management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or other Affiliate of any Credit Party's, except payments of reasonable and customary compensation consistent with past practices, paid to directors, officers, managers, consultants or employees (in each case other than the Key Officers) of any Credit Party, or (c) pay or commit to pay, directly or indirectly, any compensation (including, without limitation, salaries, withdrawals, fees, commissions, incentives or other payments but excluding bonus payments) to Jacob Y. Terner, M.D., Catherine S. Dickson, Mike Heather, R. Stewart Kahn and Michael A. Terner (the "Key Officers") in an amount in any fiscal year in excess of 110% of the aggregate cash compensation paid during the prior fiscal year to such parties (the calculation of the foregoing limit on the aggregate cash compensation may exclude bonus payments as long as (i) Lender shall have received the audited financial statements of Credit Parties and their respective Subsidiaries described in Section 9.5(a)(iii) with respect to such prior fiscal year before payment of such bonus payments for such prior fiscal year are made, (ii) no Default or Event of Default has occurred and remains continuing at the time such payments are to be made and (iii) such bonus payments are approved by an independent board of directors of the applicable Credit Party (or a duly authorized independent committee thereof) acting in good faith and evidenced by a resolution of such board of directors delivered to Lender.

        9.11.    Compliance with ERISA.    Each Credit Party shall and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Requirements of Law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation ("PBGC"); (d) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject any Credit Party or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the PBGC of any such Plan that is a single employer plan, which termination could result in any liability by a Credit Party or an ERISA Affiliate to the PBGC.

        9.12.    Deposit Accounts.    Credit Parties shall not (a) establish any Deposit Accounts other than those described on Schedule 8.15, except for Deposit Accounts as to which the applicable Credit Party shall have delivered to Lender a Control Agreement in form and substance satisfactory to Lender, or (b) violate directly or indirectly any bank agency agreement, Control Agreement or Lockbox Agreement in favor of Lender.

        9.13.    Inspection of Properties and Books, etc.    To the extent not prohibited by Applicable Health Care Laws and subject to the applicable Business Associate Agreement, Lender and its representatives (including any appraisers, counsel, auditors and accountants selected by Lender) shall at all times have, upon three (3) Business Days' prior notice (unless an Event of Default has occurred in which case no notice shall be required), full and free access during normal business hours to, and the right to audit and make inspections of, all facilities of Credit Parties and any Subsidiary or Affiliate and to all Books and Records of all such Persons and to review, evaluate and make test verifications and counts of the Receivables, equipment and other Collateral of any Credit Party. Lender and its representatives may examine the same, take extracts therefrom and make photocopies and abstracts thereof, and each Credit Party agrees to render to Lender or its representatives, at the cost and expense of Credit Parties, such clerical and other assistance as may be reasonably requested with regard thereto. Credit Parties and any Affiliate shall permit Lender or its representatives to discuss matters relating to the Receivables, any other item of Collateral or Credit Parties' performance hereunder or under any relevant contracts or Requirements of Law with any officers, employees, agents and independent accountants of Credit Parties or Affiliates having knowledge of such matters. Each Credit Party also hereby grants Lender, to the fullest extent permitted by applicable Requirements of Law, access to all records with respect to such Credit Party and any Affiliate of such Credit Party and the Collateral maintained by any Governmental Authority, including the right to meet with representatives of such Governmental Authorities and to inspect and make copies or abstracts of any such records. Credit Parties shall pay Lender the audit fees set forth on Exhibit A per individual (plus all out-of-pocket costs and expenses) in connection with Lender's field examinations. Such audit fees and expenses shall be charged to the Revolving Credit Balance in connection with each field audit conducted after the Closing Date.

        9.14.    Further Assurances.    Each Credit Party shall, at its expense, promptly execute and deliver all further instruments, financing statements and other documents, and take all further action that Lender may reasonably request in order to perfect, protect or more fully evidence Lender's security interest in any Collateral, or to perform any of its obligations with respect to this Agreement and the Loan Documents, including but not limited to turning over to Lender any instruments or chattel paper and cooperating with Lender in obtaining Control Agreements with respect to any Deposit Accounts, investment property, letter-of-credit rights and electronic chattel paper.

        9.15.    Restrictions Regarding Collections, etc.    No Credit Party shall, without the prior written consent of Lender:

          (a)   make any change in the character of its business or in its credit and collection policies, which change would impair the timing of Collections or collectibility of any Receivables;

          (b)   deposit or otherwise credit, or cause, permit or suffer to be deposited or credited to any Lockbox or Lockbox Account, any funds whatsoever except the deposit to or credit of payments and Collections of Receivables;

          (c)   withdraw or attempt to withdraw, or cause, permit or suffer the withdrawal of, any amounts from any Lockbox or Lockbox Account, or instruct any Lockbox Bank or any other Person to transfer any amounts other than as permitted in this Agreement or any Loan Document;

          (d)   cancel, revoke or modify, or cause, permit or suffer any cancellation, revocation or modification of, any sweep of funds instruction established hereunder or under any Loan Document;

          (e)   amend, supplement or otherwise modify, or permit or suffer the amendment, supplement or modification of, any depositary agreement with respect to any Deposit Account or any transfer instruction given thereunder;

          (f)    authorize or participate in, or permit or suffer the authorization of or participation in, an Obligor reversing or attempting to reverse or otherwise prevent payment or recovery with respect to any payment or Collections received by any Credit Party, Lender, any Servicing Agent or a Lockbox Account Bank;

          (g)   fraudulently amend, modify, supplement or delete in any way any Books and Records;

          (h)   alter or modify, or permit or suffer the alteration or modification of, in any material respect, its claims processing or third party billing systems; or

          (i)    change its fiscal year.

        9.16.    Changes Relating to Material Contracts.    No Credit Party shall, without the prior written consent of Lender, change or amend the terms of the Assignable Option Agreement, dated as of January 13, 2000 (as amended and restated in the form attached hereto as Exhibit J and as in effect on the Closing Date, the "Assignable Option Agreement"), among PMS, PMG and Jacob Y. Terner, M.D. or (ii) any Management Agreement.

        9.17.    Post-Closing Obligations.    Credit Parties shall comply with each of the matters set forth on Schedule 9.17 within the applicable time specified therein.

        9.18.    Landlords' Agreements and Bailee Letters.    Each Credit Party shall use commercially reasonable efforts to obtain a Landlord Waiver, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any location where Collateral (including, without limitation, Books and Records) is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably satisfactory in form and substance to Lender. Each Credit Party shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral (including, without limitation, Books and Records) is or may be located.

        9.19.    Capital Stock.    No Credit Party (other than Holdings) will issue any Stock other than that which is issued outstanding on the Closing Date.

        9.20.    Investments.    No Credit Party shall make, acquire or own any Investment in any Person other than (a) Cash Equivalents, (b) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees of the Credit Parties; (c) Investments and/or Acquisitions approved in advance in writing by Lender in its sole discretion; (d) loans to employees not to exceed $50,000 in the aggregate at any time; and (e) Credit Party Intercompany Indebtedness permitted pursuant to Section 9.8(e) hereof.

        9.21.    Derivative Contracts.    No Credit Party shall enter into any interest rate protection agreement, foreign currency exchange contract or other financial or commodity derivative contracts except to provide hedge protection for an underlying economic transaction in the ordinary course of business.

        9.22.    Transfer of Released Cash Collateral.    Immediately upon release from cash collateral by Comerica Bank or Union Bank of California, N.A. of any funds maintained on deposit with such Person as cash collateral for one or more Credit Parties' letter of credit obligations, Credit Parties shall transfer and shall cause Comerica Bank and Union Bank of California, N.A., as the case may be, to transfer, all such funds (except funds not owned by a Credit Party and/or funds which a Credit Party is obligated to return to another Person pursuant to an agreement in writing in effect on the Closing Date) to the Concentration Account.

Section 10.    Financial Covenants of Credit Parties.    Credit Parties covenant and agree that, so long as any Loan is outstanding or the Lender has any obligation to make Loans hereunder, Credit Parties will observe each of the following financial covenants:

        10.1.    Restrictions on Leases, etc.    Credit Parties shall not create, incur, assume, or suffer to exist, any obligation as a lessee for the rental or hire of any real or personal property, other than: (a) leases described on Schedule 10.1 attached hereto; (b) renewals of existing operating leases, provided that the periodic payments thereunder shall not exceed 110% of the periodic payments required under the original term thereof; and (c) additional operating leases and Capitalized Leases requiring payments (including taxes, insurance, maintenance, and similar expenses) in an aggregate amount not to exceed $500,000 in any fiscal year of Credit Parties.

        10.2.    Capital Expenditures.    Credit Parties shall not make or incur Capital Expenditures in an aggregate amount in excess of $1,000,000 in any fiscal year, exclusive of Capitalized Leases in existence on the Closing Date and expenditures made with respect to the Ceracons software program and implementation in the amount not to exceed $850,000 in the aggregate.

        10.3.    Fixed Charge Coverage Ratio.    As of the end of each fiscal monthly period, commencing with the month ending September 30, 2004, the Credit Parties and their Subsidiaries shall maintain on a consolidated basis a Fixed Charge Coverage Ratio on a trailing 12-month basis not less than 1.25 to 1.00. For the purposes of this calculation, this Ratio shall be the amount equal to EBITDA minus Capital Expenditures divided by the sum of the following: Credit Parties' Taxes actually paid, not merely accrued, plus Credit Parties' interest expense actually paid, not merely accrued, plus Credit Parties' mandatory principal long term debt payments actually paid, not merely accrued, exclusive of any principal payments made on the Revolving Credit.

        10.4.    Senior Debt/EBITDA Ratio.    As of the end of each fiscal monthly period, commencing with the month ending September 30, 2004, Credit Parties and their Subsidiaries shall have on a consolidated basis a Senior Debt/EBITDA Ratio for the 12-month period then ended of not greater than 1.50 to 1.00. For purposes of this test, EBITDA shall be calculated on a trailing 12-month basis.

        10.5.    Minimum Consolidated Net Worth.    As of the end of each fiscal monthly period, commencing with the month ending September 30, 2004, Credit Parties and their Subsidiaries shall have on a consolidated basis a Consolidated Net Worth of not less than $20,000,000. "Consolidated Net Worth" means shareholders' equity calculated in accordance with GAAP.

        10.6.    Minimum Liquidity.    Liquidity shall be at all times not less than $5,000,000. "Liquidity" means at any time of determination an amount equal to (A) the sum of (i) the Loan Availability at such time plus (ii) unrestricted cash of Credit Parties on hand at such time minus (B) the dollar amount of checks written by Credit Parties but not yet cleared against the balance on deposit in the Credit Parties bank accounts at such time.

        10.7.    Financial Covenant Calculations.    Credit Parties shall submit to Lender no later than the 30th day following the end of each fiscal month evidence of Credit Parties' compliance with the financial covenants set forth in this Section 10 in form substantially similar to the financial covenant calculation worksheet attached as Exhibit H.

Section 11.    Events of Default; Lender's Rights and Remedies.

        11.1.    Events of Default.    The occurrence of any one or more of the following events are referred to herein individually as an "Event of Default" and collectively as "Events of Default":

          (a)   Credit Parties fail to pay any of the Obligations when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

          (b)   Credit Parties fail to observe or perform any term, covenant or agreement contained in Sections 7, 9 and 10 hereof (and all subsections thereof);

          (c)   Credit Parties fail to observe or perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this Section 11.1) for fifteen (15) days after written notice of such failure has been given to Credit Parties by Lender;

          (d)   Any representation or warranty of any Credit Party contained in this Agreement or any other Loan Document proves to have been false or misleading in any material respect as of the date made or deemed made;

          (e)   Any Credit Party revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such Person in favor of Lender; or any Credit Party dissolves or suspends or discontinues doing business;

          (f)    Any Credit Party shall: (i) commence a voluntary Insolvency Proceeding seeking liquidation, reorganization or other relief with respect to itself or its Indebtedness or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official over it or any substantial part of its property; or (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary Insolvency Proceeding; or (iii) generally fail to pay its Indebtedness as it becomes due; or (iv) take any action to authorize any of the foregoing;

          (g)   Commencement of an involuntary Insolvency Proceeding against any Credit Party seeking liquidation, reorganization or other relief with respect to it or its Indebtedness or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and the occurrence of any of the following events: (i) the petition commencing the Insolvency Proceeding is not timely controverted; (ii) the petition commencing the Insolvency Proceeding is not dismissed within thirty (30) calendar days of the date of the filing thereof; (iii) an interim trustee is appointed to take possession of all or a substantial portion of the assets of, or to operate all or any substantial portion of the business of, such Credit Party; or (iv) an order for relief shall have been issued or entered therein;

          (h)   Any failure of any Lockbox Agreement or Control Agreement to be in full force and effect;

          (i)    Any Lien, claim or interest in any Receivables, other item of Collateral, or Collections is asserted, claimed, effected or perfected by any Governmental Authority or other Person, or if payment of any amounts due with respect to the Receivables is made by an Obligor, at the request or direction of any Credit Party or Affiliate, other than to a Credit Party or the appropriate Lockbox or Lockbox Account;

          (j)    (i) Any Credit Party suffers any judgment or arbitration award for the payment of money that is (x) not fully covered by a policy of insurance as to which liability has been accepted by the insurance carrier, or (y) in excess of $50,000 in any one case or in the aggregate and remains undischarged, unbonded or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed or (ii) any judgment or an arbitration award other than for the payment of money or any injunction, attachment, garnishment or execution is rendered against any Credit Party or any of their assets that reasonably could be expected to result in a Material Adverse Effect;

          (k)   Any real or personal property of any Credit Party is attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party;

          (l)    Any Credit Party shall default under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any Person other than Lender, or any Capitalized Lease obligations, contingent Indebtedness in connection with any guaranty, letter of credit, indemnity or similar type of instrument in favor of any Person other than Lender, in any case in an amount in excess of $50,000 in the aggregate (other than in respect of any Credit Party Intercompany Indebtedness), which default continues after the applicable cure period, if any, with respect thereto; or any Credit Party shall default in the payment of any amount due under any lease or other agreement with respect to any of its facilities occupied under a lease if such default continues after any applicable grace periods;

          (m)  Lender reasonably believes that any material portion of Collateral is or may be in jeopardy becomes unsafe, insecure or its value is or may become otherwise impaired;

          (n)   The occurrence of any Change of Control;

          (o)   The indictment, or as Lender may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Credit Party or Subsidiary, or Affiliate of any Credit Party, in either case, as to which there is a reasonable probability of an adverse determination under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against a Credit Party or any Subsidiary or Affiliate of a Credit Party, pursuant to which statute or proceeding the penalties or remedies sought or available include forfeiture of (i) any material portion of the Collateral, or (ii) any other assets of a Credit Party which is necessary or material to the conduct of its business;

          (p)   Lender shall determine that Credit Parties have failed to administer the Receivables in a commercially reasonable manner and in a manner consistent with the terms of this Agreement and the other Loan Documents, and Credit Parties shall fail to adequately cure or address such failure to the satisfaction of Lender within the fifteen (15) day period referred to in Section 7.3;

          (q)   The loss, suspension or revocation of, or failure to renew, any license or Permit now held or hereafter acquired by any Credit Party or Subsidiary if such loss, suspension, revocation or failure to renew would have a Material Adverse Effect; or the occurrence of any other Material Adverse Effect;

          (r)   The occurrence of any event of default under any other Loan Document after giving effect to any applicable cure periods; or

          (s)   Any Management Agreement is terminated or fails to be in full force and effect for any reason without being replaced by a Management Agreement reasonably satisfactory to Lender at the time of its termination or failure to be in full force and effect, or any breech, a default or an event of default occurs under any Management Agreement which is not remedied within ten (10) days after its occurrence.

        11.2.    Remedies Upon Default.    Upon the occurrence and during the continuation of an Event of Default, Lender may exercise any and all remedies available to it under this Agreement, the other Loan Documents, the UCC and other applicable law. Among other things, Lender may do any one or more of the following, at its election, all of which Credit Parties authorize and acknowledge are commercially reasonable, and all of which rights and remedies may be exercised without notice to or consent of any Credit Party, except as such notice or consent is expressly provided for hereunder or required by applicable law:

          (a)   Declare any and all of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents or otherwise, immediately due and payable (provided, that, upon occurrence of an Event of Default described in Sections 11.1(f) and 11.1(g), all Obligations shall automatically become immediately due and payable);

          (b)   Cease advancing money or extending credit to or for the benefit of Credit Parties under this Agreement, any of the other Loan Documents, or any other agreement between Lender and Credit Parties;

          (c)   Terminate the credit facilities provided by this Agreement and any of the other Loan Documents, but without affecting Lender's rights and security interests in the Collateral and without affecting the Obligations of Credit Parties;

          (d)   Collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral;

          (e)   Settle or adjust disputes and claims directly with any Obligor or contract debtor for amounts and upon terms which Lender considers advisable, and in such cases, Lender will apply Collections and other amounts so received in accordance with the applicable provisions of this Agreement;

          (f)    Without notice to or demand upon Credit Parties, make such payments and do such acts as Lender considers necessary or reasonable to protect its security interests in the Collateral. Each Credit Party agrees to assemble Collateral if Lender so requires, and to make the Collateral available to Lender at any place or time, as Lender may designate. Each Credit Party authorizes Lender to enter any premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Lender's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. Each Credit Party authorizes Lender to remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose. With respect to any Credit Party's owned or leased premises, Each Credit Party hereby grants Lender a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Lender's rights or remedies provided in this Section 11, at law, in equity, or otherwise;

          (g)   Without notice to Borrower Agent and/or any Credit Party (such notice being expressly waived), and without constituting an acceptance of any Collateral in satisfaction of an obligation (within the meaning of the UCC or any successor statute or law of similar effect), set off and apply to the Obligations any and all (i) balances and deposits of any Credit Party held by Lender (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of any Credit Party held by Lender;

          (h)   Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Lender is hereby granted a license or other right to use, without charge, Credit Parties' labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Credit Parties' rights under all licenses and all franchise agreements shall inure to Lender's benefit;

          (i)    Seek the appointment of a receiver, trustee, or similar official over any Credit Party to effect the transactions contemplated by this Agreement; and

          (j)    Collect any Contracts, Receivables or accounts or sell all or any part of the Collateral at either a public or private sale or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Credit Parties' premises) as Lender determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale.

        11.3.    Disposition of Collateral, etc.    Lender may sell, lease, transfer, assign, deliver or otherwise dispose of any of the Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of any Credit Party, which right or equity of redemption is hereby expressly waived and released by Credit Parties. Lender has no obligation to assemble, repair or otherwise prepare any Collateral for sale. Lender has no obligation to attempt to satisfy the Obligations by collecting them from any other Person, including Guarantors, liable for them. Lender may release, modify or waive any Collateral without affecting Lender's rights against any Credit Party. Each Credit Party waives any right that it may have to require Lender to pursue any third party for any of the Obligations. Lender may sell the Collateral without giving any warranties as to the Collateral. Lender may specifically disclaim any warranties of title or the like. If Lender sells any of the Collateral upon credit, Credit Parties will be credited only with payments actually made by the purchaser, received by Lender and applied to the Obligations. In the event that a purchaser fails to pay for any item of Collateral, Lender may resell such item, and Credit Parties will be credited with the proceeds of the sale. Lender will have no obligation to marshal any assets in favor of Credit Parties, or against or in payment of any of the Obligations. Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Credit Parties shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses. Credit Parties shall pay immediately any deficiency that exists after disposition of the Collateral by Lender. Any excess, after payment of all of the Obligations (including any foreclosure costs and other costs of collection), will be returned, without interest and subject to the rights of third Persons, by Lender to the applicable Credit Party or any other person as required by law. The sending of notice by facsimile transmission or by ordinary mail, postage prepaid, to Credit Parties' address set forth herein of the time and place of any public sale or of the time after which any private sale or other intended disposition is to be made, shall be deemed reasonable notice thereof if such notice is sent ten (10) days before the date of such sale or other disposition may occur, provided, that Lender may provide Credit Parties shorter notice of no notice, to the extent permitted by applicable laws.

        11.4.    Remedies Cumulative.    Credit Parties irrevocably agree that the Lender's rights and remedies under this Agreement, the Loan Documents, and all other agreements and under applicable law shall be cumulative and may be exercised singularly, successively or concurrently on any one or more occasions with such other rights as Lender may have. Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by other applicable law, or in equity. All rights and remedies of Lender may be exercised from time to time as to all or any part of the Collateral as Lender may, in its discretion, determine. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. If any Credit Party fails to perform any of its Obligations under this Agreement, Lender may, but shall not be required to, cause the performance of such Obligations, and all costs and expenses of Lender in connection therewith shall be paid promptly by Credit Parties as Fees and Expenses hereunder or, in Lender's discretion, charged to the Revolving Credit Balance hereunder.

        11.5.    Waivers.    No waiver by Lender of its rights and remedies shall be effective unless the waiver is in writing and signed by Lender. A waiver by Lender of any right or remedy on one occasion shall not be deemed a waiver of such right or remedy on any subsequent occasion. An Advance to any Borrower during the continuation of an Event of Default shall not obligate Lender to make any subsequent Advances during the continuation of such or any other Event of Default. Lender will have no obligation to make any Advance after the Revolving Credit Maturity Date regardless of whether any Event of Default has occurred.

Section 12.    Costs and Expenses.

        12.1.    Payment of Fees and Expenses.    Credit Parties agree to pay to Lender upon demand:

          (a)   the reasonable costs and expenses of Lender incurred in connection with the administration of the credit facilities provided by this agreement, including in connection with electronic interfacing, periodic auditing, Collateral monitoring, and modifying and amending this Agreement and any other Loan Documents;

          (b)   any taxes (including interest and penalties in respect thereto) payable by the Lender (other than taxes based upon Lender's net income or profits) on or with respect to the transactions contemplated by this Agreement;

          (c)   the reasonable fees, expenses and disbursements of the Lender's counsel and any local counsel to the Lender incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, the closing of the transactions contemplated hereby, and amendments, modifications, approvals, consents or waivers hereto or hereunder;

          (d)   the fees, expenses and disbursements of the Lender incurred by the Lender in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering, collateral audit, and appraisal fees, expenses and charges;

          (e)   any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Lender in establishing, maintaining or handling the Lockbox Accounts and any other accounts for the disbursement of the Loans and/or the collection of any of the Collateral;

          (f)    all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of the Lender, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against Credit Parties or the administration thereof after the occurrence of an Event of Default or Default, and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Lender's relationship with Credit Parties or any of its Affiliates except for any gross negligence or willful misconduct on the part of Lender, as determined by a court of competent jurisdiction in a final order no longer subject to appeal; and

          (g)   all reasonable fees, expenses and disbursements of the Lender incurred in connection with UCC or title searches, UCC filings or mortgage recordings. All such costs and expenses shall constitute Obligations hereunder secured by the Lender's Liens in the Collateral. The covenants of this Section 12.1 shall survive payment and satisfaction of the Obligations.

        12.2.    Deposit on Termination of Credit Facilities.    In the event of the payment in full of the Obligations and termination by Credit Parties of the credit facilities established hereunder, Lender may, in its discretion, require any Credit Party to deposit with Lender a reasonable amount in order to cover any and all reasonable costs and expenses which may be incurred by Lender in connection with terminating the credit facilities and Lender's security interests in the Collateral. Upon the final payment in full of the Obligations (other than inchoate indemnification obligations) and termination of the credit facilities hereunder, Lender shall take all actions and execute all documents reasonably required to terminate this Agreement and any and all Liens of Lender in the Collateral, and all reasonable costs and expenses incurred by Lender may be deducted from such deposit, with any remaining balance to be returned by Lender to Credit Parties no later than thirty (30) days after the final payment in full of the Obligations.

Section 13.    Indemnification.    Each Credit Party shall indemnify and hold Lender and its agents, attorneys, employees, officers, directors, Affiliates, successors and assigns (the Indemnified Parties) harmless from and against any and all claims, actions and suits (whether groundless or otherwise), and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation:

        (a)   actual or proposed use by Credit Parties of the proceeds of any of the Loans;

        (b)   reliance on any representation or warranty made by Credit Parties under or in connection with this Agreement or any Loan Document, any information or report delivered by or on behalf of Credit Parties, their actions or failures to act which shall have been false or incorrect in any material respect when made or deemed made;

        (c)   the failure by any Credit Party to comply with any applicable law, rule or regulation with respect to any Receivables or the related contracts, or the nonconformity of any Receivables or the related contracts with any such applicable law, rule or regulation;

        (d)   the failure to vest and maintain vested in Lender or its assigns a valid first priority security interest in the Receivables together with all Collections related thereto or any equipment or real property;

        (e)   any and all disputes, claims, Offsets or defenses of any Obligor to the payment of any Receivables;

        (f)    any claims, costs or expenses incurred by Lender or any Lockbox Bank as a result of any Person asserting that this Agreement or any Loan Document, or the performance by any Credit Party of its or their respective duties and obligations hereunder or thereunder, including but not limited to the grants of security pursuant hereto, violate or contravene the terms, provisions or conditions of any agreement by and between any Credit Party and such Person or any provisions of law;

        (g)   any violation with respect to any Credit Party or any Affiliate or any of their respective properties of any Environmental Law, or the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property); or

        (h)   failure of any Credit Party to perform its duties or obligations in accordance with the provisions of this Agreement and the Loan Documents;

in each case, including, without limitation, the reasonable fees and disbursements of counsel and other professionals and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding or matter; provided, however, that Credit Parties shall have no obligation to the Indemnified Parties with respect to amounts resulting from gross negligence or willful misconduct on the part of the Indemnified Parties to which such indemnified amounts would otherwise be due. Any indemnified amounts due hereunder may be added to the other Obligations owed to Lender by Credit Parties and if not otherwise paid, shall be payable upon demand therefore, together with interest at the rate of 18% APR, or the highest rate allowed by law if less than 18%, from the date of such demand to the date of payment of the indemnified amounts. The provisions of this Section 13 shall survive termination of this Agreement.

Section 14.    Miscellaneous.

        14.1.    Notices.    Except as otherwise expressly provided in this Agreement, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be personally delivered or sent by certified mail, postage prepaid, return receipt requested, or by prepaid overnight private courier service (such as Federal Express) or by facsimile transmission (with confirmation of transmission), and shall be deemed to be given on the day on which such writing is received by the intended recipient thereof. Unless otherwise directed in writing, notices, demands, instructions and other communications in writing shall be given to or made upon the parties at the addresses set forth below:

If to Lender:	GMAC-RFC Health Capital 4650 SW Macadam Avenue Suite 240 Portland, OR 97239 Attn: Erin Fairbairn Telephone: (503) 419-2100 Facsimile: (503) 419-2122 E-Mail: erin.fairbairn@gmacrfc.com
With a copy to:	GMAC-RFC Health Capital 8400 Normandale Lake Blvd. Suite 250 Minneapolis, MN 55437 Attn: Laura Mollet Telephone: (952) 857-6911 Facsimile: (952) 857-6949 E-Mail: laura.mollet@gmacrfc.com
If to Credit Parties:
c/o Prospect Medical Holdings, Inc.
6083 Bristol Parkway, Suite 100
Culver City, California 90230
Attn: Jacob Y. Terner, CEO
Telephone: (310) 337-4162
Facsimile: (310) 338-1151
E-Mail: jack.terner@prospectmedical.com
With a copy to:	Miller & Holguin 1801 Century Park East, Suite 700 Los Angeles, California 90067 Attn: Dale S. Miller Telephone: (310) 556-1990 Facsimile: (310) 557-2205 E-Mail: dmiller@millerholguin.com

        Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile (with confirmation of transmission) to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile, and (ii) if sent by registered or certified first-class mail, postage prepaid, return receipt requested, on the third Business Day following the mailing thereof. Electronic mail addresses are provided herein as a convenience to the parties only. No notices or demands hereunder shall be effective unless delivered in a manner contemplated by the foregoing clauses (i) and (ii).

        14.2.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of Credit Parties and Lender and their respective permitted successors and assigns; provided, however, that no Credit Party shall assign, delegate, pledge or otherwise dispose of any of its rights, duties or obligations hereunder and any such prohibited action shall be null and void. Credit Parties acknowledge that Lender has the absolute and incontestable right to sell, pledge, assign or participate all or any part of Lender's right, title, interest and obligations with respect to this Agreement or the Obligations. Credit Parties agree to execute and deliver to Lender, as reasonably necessary, all documents, instruments and amendments presented to Credit Parties by Lender in order to effectuate any such sale, pledge, assignment or participation. Credit Parties agree that the benefits of its representations, warranties and covenants made or deemed made herein are for the benefit of and may be enforced against Credit Parties by any Person to which Lender sells, pledges or assigns any such rights or interests, including Persons providing funding to Lender, and any and all such persons and entities shall be third party beneficiaries hereunder. Credit Parties agree that Lender or any transferee may enforce all rights of Lender and all Obligations, and that Lender or any such transferee shall have the right to institute proceedings against any Credit Party in the name of Lender. If any Credit Party fails to perform any of its Obligations under this Agreement, Lender may, but shall not be required to, cause the performance of such Obligations, and all costs and expenses of Lender in connection therewith shall be paid promptly by Credit Parties as Fees and Expenses hereunder or, in Lender's discretion, charged to the Revolving Credit Balance hereunder. Each Credit Party waives and will not assert against any assignee or other transferee of Lender any claims, defenses, or setoffs that such Credit Party could assert against Lender except defenses that cannot be waived.

        14.3.    Severability.    The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall, as to such jurisdiction, affect only such clause or provision without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        14.4.    Choice of Law.    This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of California without regard to principles of conflicts of laws, except to the extent that the perfection or the effect of perfection or nonperfection of Lender's security interest in each item of Collateral are governed by laws of a jurisdiction other than the State of California.

        14.5.    Waiver of Jury Trial; Consent to Jurisdiction.    EACH PARTY HERETO WAIVES ALL RIGHTS TO A TRIAL BY JURY IN THE EVENT OF ANY LITIGATION WITH RESPECT TO ANY MATTER CONNECTED WITH THIS AGREEMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF CALIFORNIA AND OF THE FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CITY OF LOS ANGELES, CALIFORNIA, IN CONNECTION WITH ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. IN ANY SUCH LITIGATION, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE ON SUCH PARTY BY CERTIFIED U.S. FIRST CLASS MAIL, AND OTHERWISE IN ACCORDANCE WITH APPLICABLE LAWS, POSTAGE PREPAID, ADDRESSED TO THE PARTY AT THE ADDRESS SPECIFIED IN SECTION 14.1. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO OBTAIN THE ADVICE OF EXPERIENCED COUNSEL OF ITS OWN

CHOOSING IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT AND TO OBTAIN ADVICE OF SUCH COUNSEL WITH RESPECT TO ALL MATTERS CONTAINED HEREIN, INCLUDING ANY PROVISIONS REGARDING WAIVER OF TRIAL BY JURY.

        14.6.    Counterparts.    This Agreement may be executed in any number of copies on the same or separate counterparts, each of which shall be deemed to be an original instrument and each of which, when taken together, shall constitute one and the same agreement.

        14.7.    Entire Agreement.    This Agreement evidences the entire understanding and agreement of the parties concerning the subject matter contained herein and with respect to the transactions contemplated herein and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. No modifications to this Agreement or any other Loan Document shall be valid or effective unless the same is in writing and signed by the party against whom or which enforcement is sought.

        14.8.    Press Releases.    Lender may make press releases or other public disclosures or statements with respect to the transactions contemplated by this Agreement with Credit Parties' prior written consent as to the content of such press release, which consent shall not be unreasonably withheld or delayed. Subject to the foregoing: (a) such press releases or public disclosures may include the identity of Borrowers, the term of this Agreement, a description of the credit facilities provided by this Agreement and the amounts thereof; and (b) each Credit Party grants Lender the right to use such Credit Party's trademarks, trade names and business logos in press releases, advertisements, and other public disclosures that identify such Credit Parties.

        14.9.    No Special Damages.    Each Credit Party and Affiliates knowingly, voluntarily and intentionally waive the right that any of them may have to seek punitive, consequential, special, or indirect damages from Lender and any of Lender's Affiliates, officers, directors, or employees or any of their successors or assigns with respect to any action, proceeding, or claim with respect to any matter arising out of or in connection with or relating to this Agreement or any of the Loan Documents, other than for any acts or omissions which constitute gross negligence or willful misconduct by Lender and any of Lender's Affiliates.

        14.10.    Headings.    All of the Appendices, Exhibits and Schedules attached hereto shall be deemed incorporated herein by reference. Any headings and captions used in this Agreement and the Appendices, Schedules, Addendums and Exhibits hereto are for convenience of reference only and shall not affect the construction or interpretation thereof.

        14.11.    Confidentiality.    Lender agrees to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Credit Parties (such information, other than that expressly excluded below, herein "Confidential Information") and not to disclose such information to Persons other than to potential assignees or participants or to any Affiliate of, or Persons employed by or engaged, by Lender or any of its respective Affiliates or Lender's assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services (collectively, "Lender Representatives") and only if such Lender Representatives have either a duty to maintain the confidentiality of such information or have executed a confidentiality agreement obligating them by contract to keep the information confidential. The scope of information deemed included in Confidential Information and the confidentiality provisions contained in this Section shall not apply to disclosures (i) consisting of information (a) in possession of Lender or its Representatives prior to disclosure by the Credit Parties, (b) made available to Lender from a source that, to the knowledge of Lender, is not bound by a confidentiality agreement with any Credit Party prohibiting such disclosure or (c) developed or derived by Lender or its Representatives without the aid, application or use of non-public confidential information provided by Credit Parties, (ii) in connection with the exercise of any remedy from and after the occurrence of an Event of Default or (iii) consisting of general portfolio information that does not specifically identify the Credit Parties. Lender may provide to industry trade organizations information with respect to the credit facility provided by this Agreement that is necessary and customary for inclusion in league table measurements provided that Confidential Information may not be provided to any industry trade organization unless such information does not specifically identify the Credit Parties. Lender may also disclose Confidential Information to the extent required to be made by Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal proceeding; provided that if in the context of any legal proceeding, Lender becomes legally compelled to disclose any of the Confidential Information, Lender will provide to the Borrower Agent prompt written notice so that the applicable Credit Parties may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Confidentiality Agreement; provided that, pending the actions of such Credit Party, nothing shall prevent Lender from disclosing the Confidential Information if it is required to do so by the legal proceedings. In the event that such protective order or other remedy is not obtained, or that the Credit Parties waive compliance with the terms of this Section, Lender will furnish only that portion of the Confidential Information which, upon the advice of its counsel, is legally required to be disclosed by law or legal process. The obligations of Lender under this Section shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof.

Section 15.    CROSS-GUARANTY

        15.1.    Cross-Guaranty.    Each Credit Party hereby agrees that such Credit Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Credit Party. Each Credit Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Section 15 shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 15 shall be absolute and unconditional, irrespective of, and unaffected by,

          (a)   the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Credit Party is or may become a party;

          (b)   the absence of any action to enforce this Agreement (including this Section 15) or any other Loan Document or the waiver or consent by Lender with respect to any of the provisions thereof;

          (c)   the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Lender in respect thereof (including the release of any such security);

          (d)   the insolvency of any Credit Party; or

          (e)   any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

Each Credit Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

        15.2.    Waivers by Credit Parties

          (a)   Each Credit Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Lender to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Credit Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Credit Party.

          (b)   To the maximum extent permitted by law, each Credit Party, in its capacity as a Guarantor hereunder or a surety as a result of joint and several obligations hereunder, hereby waives and agrees not to assert or take advantage of: (i) any defense now existing or hereafter arising based upon any legal disability or other defense of any other Credit Party or any other Person, or by reason of the cessation or limitation of the liability of any other Credit Party or any other Person from any cause other than full payment and performance of all obligations due under this Agreement or any of the other Loan Documents; (ii) any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Credit Party or any other Person, or any defect in the formation of any other Credit Party or any other Person; (iii) the unenforceability or invalidity of any security or guaranty or the lack of perfection or continuing perfection, or failure of priority of any security for the Obligations; (iv) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for an Obligation, has destroyed such Credit Party's rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (v) any defense based upon any failure to disclose to such Credit Party any information concerning the financial condition of any other Credit Party or any other Person or any other circumstances bearing on the ability of any other Credit Party or any other Person to pay and perform all obligations due under this Agreement or any of the other Loan Documents; (vi) any failure by Lender to give notice to any Credit Party or any other Person of the sale or other disposition of security, and any defect in notice given by Lender in connection with any such sale or disposition of security; (vii) any failure of Lender to comply with applicable laws in connection with the sale or disposition of security, including, without limitation, any failure by the Lender to conduct a commercially reasonable sale or other disposition of such security; (viii) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal, or that reduces a surety's or guarantor's obligations in proportion to the principal's obligation; (ix) any use of cash collateral under Section 363 of the Bankruptcy Code; (x) any defense based upon an election by Lender, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute; (xi) any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code; (xii) any right of subrogation, any right to enforce any remedy which Lender may have against any other Credit Party or any other Person and any right to participate in, or benefit from, any security now or hereafter held by Lender for the Obligations; (xiii) presentment, demand, protest and notice of any kind, including notice of acceptance of this Agreement and of the existence, creation or incurring of new or additional Obligations; (xiv) the benefit of any statute of limitations affecting the liability of any other Credit Party or other Person, enforcement of this Agreement or any other Loan Documents, the liability of any Credit Party hereunder or the enforcement hereof; (xv) all notices of intention to accelerate and/or notice of acceleration of the Obligations; (xvi) relief from any applicable valuation or appraisement laws; (xvii) any other action by Lender, whether authorized by this Agreement or otherwise, or any omission by Lender or other failure of Lender to pursue, or delay in pursuing, any other remedy in its power; (xviii) any and all claims and/or rights of counterclaim, recoupment, setoff or offset; and (xix) any defense based upon the application of the proceeds of a Loan for purposes other than the purposes represented by the Credit Parties or intended or understood by Lender or any Credit Party. Each Credit Party agrees that the payment and performance of all Obligations or any part thereof or other act which tolls any statute of limitations applicable to this Agreement or the other Loan Documents shall similarly operate to toll the statute of limitations applicable to such Credit Party's liability hereunder. Without limiting the generality of the foregoing or any other provision hereof, each Credit Party further waives any and all rights and defenses that such Credit Party may have because the debt of the Credit Parties is secured by real property of other Credit Parties; this means, among other things, that: (1) the Lender may collect from such Credit Party without first foreclosing on any real or personal property collateral pledged by any other Credit Party, (2) if Lender forecloses on any real property collateral pledged by any other Credit Party, then (A) the amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) Lender may collect from such Credit Party even if Lender, by foreclosing on the real property collateral, has destroyed any right such Credit Party may have to collect from any other Credit Party. The foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses each Credit Party may have because the Obligations are secured by real property of any other Credit Party. Each Credit Party acknowledges and agrees that California Civil Code Section 2856 authorizes and validates waivers of a guarantor's rights of subrogation and reimbursement and waivers of certain other rights and defenses available to a guarantor under California law. Based on the preceding sentence and without limiting the generality of the foregoing waivers contained in this subparagraph or any other provision hereof, each Credit Party expressly waives to the extent permitted by law any and all rights and defenses (except the defense of indefeasible final payment in full), including without limitation any rights of subrogation, reimbursement, indemnification and contribution (except contribution pursuant to this Agreement), which might otherwise be available to such Credit Party under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433 and under California Code of Civil Procedure Sections 580a, 580b, 580d and 726 (or any of such sections), or any other jurisdiction to the extent the same are applicable to this Agreement or the agreements, covenants or obligations of any Credit Party hereunder.

It is agreed among each Credit Party and Lender that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 15 and such waivers, Lender would decline to enter into this Agreement.

        15.3.    Benefit of Guaranty.    Each Credit Party agrees that the provisions of this Section 15 are for the benefit of Lender and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Credit Party and Lender, the obligations of such other Credit Party under the Loan Documents.

        15.4.    Waiver of Subrogation, Etc.    Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, and except as set forth in Section 15.7, each Credit Party hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Credit Party acknowledges and agrees that this waiver is intended to benefit Lender and shall not limit or otherwise affect such Credit Party's liability hereunder or the enforceability of this Section 15, and that Lender and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 15.4.

        15.5.    Election of Remedies.    If Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents giving Lender a Lien upon any Collateral, whether owned by any Credit Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Section 15. If, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Credit Party or any other Person, whether because of any applicable laws pertaining to "election of remedies" or the like, each Credit Party hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Credit Party might otherwise have had but for such action by Lender. Any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Credit Party shall not impair any other Credit Party's obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee's sale or at any private sale permitted by law or the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 15, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

        15.6.    Limitation.    Notwithstanding any provision herein contained to the contrary, each Credit Party's liability under this Section 15 (which liability is in any event in addition to amounts for which such Credit Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

          (a)   the net amount of all Loans advanced to any other Credit Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Credit Party; and

          (b)   the amount that could be claimed by Lender from such Credit Party under this Section 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Credit Party's right of contribution and indemnification from each other Credit Party under Section 15.7.

        15.7.    Contribution with Respect to Guaranty Obligations.

          (a)   To the extent that any Credit Party shall make a payment under this Section 15 of all or any of the Obligations (other than Loans made to that Credit Party for which it is primarily liable)

  (a "Guarantor Payment") that, taking into account all other Guarantor Payments then previously or concurrently made by any other Credit Party, exceeds the amount that such Credit Party would otherwise have paid if each Credit Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Credit Party's "Allocable Amount" (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Credit Parties as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Obligations and termination of the Commitments, such Credit Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Credit Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

          (b)   As of any date of determination, the "Allocable Amount" of any Credit Party shall be equal to the maximum amount of the claim that could then be recovered from such Credit Party under this Section 15 without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

          (c)   This Section 15.7 is intended only to define the relative rights of Credit Parties and nothing set forth in this Section 15.7 is intended to or shall impair the obligations of Credit Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 15.1. Nothing contained in this Section 15.7 shall limit the liability of any Credit Party to pay the Loans made directly or indirectly to that Credit Party and accrued interest, Fees and Expenses with respect thereto for which such Credit Party shall be primarily liable.

          (d)   The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Credit Party to which such contribution and indemnification is owing.

          (e)   The rights of the indemnifying Credit Parties against other Credit Parties under this Section 15.7 shall be exercisable upon the full and indefeasible payment of the Obligations and the termination of the Commitments.

        15.8.    Liability Cumulative.    The liability of Credit Parties under this Section 15 is in addition to and shall be cumulative with all liabilities of each Credit Party to Lender under this Agreement and the other Loan Documents to which such Credit Party is a party or in respect of any Obligations or obligation of the other Credit Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered all as of the day and year first above written.

LENDER:
RESIDENTIAL FUNDING CORPORATION
By:	/s/ ANGELA D. BROWN
Name:	Angela D. Brown
Title:	Sr. Vice President
BORROWER AGENT:
PROSPECT MEDICAL GROUP, INC., a California professional corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer
BORROWERS:
PROSPECT MEDICAL HOLDINGS, INC., a Delaware corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer
PROSPECT MEDICAL GROUP, INC., a California professional corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer

GUARANTORS:
PROSPECT MEDICAL SYSTEMS, INC., a Delaware corporation
PINNACLE HEALTH RESOURCES, a California corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer
SIERRA MEDICAL MANAGEMENT, INC., a Delaware corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer
SIERRA PRIMARY CARE MEDICAL GROUP, A MEDICAL CORPORATION, a California professional corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer
NUESTRA FAMILIA MEDICAL GROUP, INC., a California professional corporation
By:	/s/ R. STEWART KAHN
Name:	R. Stewart Kahn
Title:	Vice President

GUARANTORS:
SANTA ANA/TUSTIN PHYSICIANS GROUP, INC., a California professional corporation
PEGASUS MEDICAL GROUP, INC., a California professional corporation
ANTELOPE VALLEY MEDICAL ASSOCIATES, INC., a California professional corporation
PROSPECT HEALTH SOURCE MEDICAL GROUP, INC., a California professional corporation
PROSPECT PROFESSIONAL CARE MEDICAL GROUP, INC., a California professional corporation
PROSPECT NWOC MEDICAL GROUP, INC., a California professional corporation
APAC MEDICAL GROUP, INC., a California professional corporation
STARCARE MEDICAL GROUP, INC., a California professional corporation
By:	/s/ JACOB Y. TERNER, M.D.
Name:	Jacob Y. Terner, M.D.
Title:	Chief Executive Officer

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